Exhibit 10.65








                         COTTON MILL LIMITED PARTNERSHIP


                         A LOUISIANA LIMITED PARTNERSHIP


                            FIRST AMENDED AND RESTATED
                         ARTICLES OF LIMITED PARTNERSHIP



                          DATED AS OF SEPTEMBER 30, 1996

                            FIRST AMENDED AND RESTATED
                         ARTICLES OF LIMITED PARTNERSHIP
                                        OF
                         COTTON MILL LIMITED PARTNERSHIP


   FIRST AMENDED AND RESTATED ARTICLES OF LIMITED PARTNERSHIP (this
"Agreement") is made as of the 30th day of September, 1996, by and among HISTORIC RESTORATION, INCORPORATED, a Louisiana corporation, as General Partner;
A. THOMAS LEONHARD, JR., a resident of Jefferson Parish, Louisiana, as Withdrawing Limited Partner, API-COTTON MILL PARTNERS L.P., an Iowa limited partnership, as Investor Limited Partner; and AMERUS MANAGEMENT, INC., an Iowa corporation, as Special Limited Partner. The General Partner, the Investor Limited Partner, and the Special Limited Partner are hereinafter collectively referred to as the "Partners."

                                    Recitals:

   Cotton Mill Limited Partnership (the "Partnership") was formed as a limited partnership under the laws of the State of Louisiana pursuant to Articles of Limited Partnership dated as of August 9, 1996, (the "Original Articles"), recorded with the Secretary of State of the State of Louisiana (the "Filing Office") on August 9, 1996 (the Original Articles being referred to herein as the "Original Agreement").

   The purposes of this amendment and restatement to the Original Agreement are to (i) to provide for the withdrawal of the Withdrawing Limited Partner as an original limited partner, (ii) provide for the admission of API-Cotton Mill Partners L.P. as the Investor Limited Partner and AmerUs Management, Inc. as the Special Limited Partner, and (iii) set forth more fully the rights, obligations and duties of the General Partner, the Investor Limited Partner, and the Special Limited Partner, and amend the Original Agreement in its entirety.

   NOW, THEREFORE, it is hereby agreed as follows:


                             SECTION 1:  DEFINITIONS

   The capitalized terms used in this Agreement shall have the meanings ascribed to them in this Section 1.

   Accountants. Reznick, Fedder & Silverman of Bethesda, Maryland or such other firm of certified public accountants as may be engaged by the General Partner in accordance with the provisions of Section 9.1H.

   Act. Title XI of Book III (Articles 2801 et seq.) of the Louisiana Civil Code, as amended.

   Adjusted Capital Account Deficit. With respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of a Partnership Fiscal Year, after giving effect to the following adjustments:

        (i) Such Capital Account shall be increased by the amount of any Deficit Restoration Obligation of such Partner.

        (ii) Such Capital Account shall be decreased by the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Allocation Regulations.

   The foregoing definition of Adjusted Capital Account Deficit and the application of such term in the manner provided in Section 6.5E hereof is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Allocation Regulations and shall be interpreted consistently therewith.

   Adjusted Capital Contribution. An amount equal to the aggregate Capital Contributions theretofore made by a Partner to the Partnership minus any Distributions theretofore made by the Partnership to such Partner.

   Admission Date. The date on which this Agreement is executed and the Investor Limited Partner and Special Limited Partner are admitted to the Partnership.

   Adverse Consequences. All actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

   Affiliate. With respect to a specified Person, (i) any Person directly or indirectly controlling, controlled by or under common control with the Person specified, (ii) any Person owning or controlling ten (10%) percent or more of the outstanding voting securities or beneficial interests of the Person specified, (iii) any officer, director, partner, trustee or member of the immediate family of the Person specified, (iv) if the Person specified is an officer, director, general partner or trustee, any corporation, partnership or trust for which that Person acts in that capacity or (v) any Person who is an officer, director, general partner, trustee or holder of ten (10%) percent or more of outstanding voting securities or beneficial interests of any Person described in clauses (i) through (iv). The term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

   Agency. As applicable, the City, HUD, and/or any other Governmental Authority having jurisdiction over the particular matter to which reference is being made.

   Agreement.  These First Amended and Restated Articles of Limited
Partnership.

   Allocation Regulations. The Treasury Regulations issued under Sections 704(b) and 752 of the Code, as the same may be modified or amended from time to time. In the event that the Allocation Regulations are revised or amended subsequent to the date of this Agreement, references herein to sections or paragraphs of the Allocation Regulations shall be deemed to be references to the applicable sections or paragraphs of the Allocation Regulations as then in effect.

   Architectural Agreement. The architectural agreement to be executed by and between the Partnership and HCI.

   Assignee. A Person who has acquired from a Partner, in accordance with the terms of this Agreement, a beneficial interest in the Partnership's Profits, Losses, Tax Credits or Distributions, but who is not a substituted Partner.

   Assignment of Right to Purchase Real Property. That certain Assignment of the Purchase Agreement dated September 26, 1996 by and between HRI and the Partnership whereunder HRI has assigned to the Partnership the right to purchase Parcel One and Parcel Two upon the terms and conditions set forth therein.

   Best Knowledge.  In the case of a specified Person, (i) actual knowledge or
(ii) that knowledge which a prudent business person (including, in the case of an Entity, the general or managing partners, officers, directors and key employees of such Entity) should have obtained in the management of his or her business affairs after making due inquiry and exercising due diligence with respect thereto. In connection therewith, the knowledge (both actual and constructive) of any general or managing partner, director, officer or key employee of an Entity shall be deemed to be the knowledge of the Entity.

   Budget. The budget for the Project which has been prepared by the Developer and has been approved by the General Partner and the Investor Limited Partner and is attached to the Development Agreement as Exhibit A.

   Building Loan Agreement. The loan agreement to be executed by and between the Construction Lender and the Partnership.

   Capital Account. An individual capital account maintained for each Partner in accordance with the provisions of Section 5.

   Capital Contribution. The total amount of cash and the Gross Asset Value of any property contributed or agreed to be contributed to the Partnership by each Partner pursuant to the terms of this Agreement (minus any liabilities secured by such contributed property that the Partnership assumes or takes subject to). Any reference in this Agreement to the Capital Contribution of a then Partner shall include a Capital Contribution previously made by any prior Partner in respect to the Partnership Interest of such then Partner.

   Capital Proceeds.  The proceeds of a Capital Transaction.

   Capital Transaction. Any transaction the proceeds of which are not includable in determining Cash Flow, including, without implied limitation, Sale Proceeds and Refinancing Proceeds, but excluding loans to the Partnership (other than a refinancing of the Mortgage Loans) and contributions of capital to the Partnership by the Partners.

   Cash Flow. The excess of Cash Receipts over Project Expenses. Cash Flow shall be determined separately for each Fiscal Year or portion thereof.

   Cash Receipts. All Gross Revenues and net insurance recoveries (other than proceeds from title insurance recoveries). In addition, the net reduction in any Fiscal Year in the amount of any escrow account or Partnership Reserves maintained by or for the Partnership shall be considered a cash receipt of the Partnership for such year.

   Certificate of Occupancy. The certificate issued by the appropriate Governmental Authority authorizing the use and occupancy of the Project as a multi-family residential complex.

   Certificate of Occupancy Date. The date by which the Partnership has received a Certificate of Occupancy for each building which comprises the Project.

   City.  The City of New Orleans, Louisiana.

   Code. The Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder, and any published rulings, procedures and notices thereunder.

   Completion Date. The date which is the last day of the twenty first (21st) month after the month in which the Admission Date occurs unless such date has been extended by Events of Force Majeure.

   Condominium Declaration. The condominium declaration to be executed by the Partnership pursuant to the Louisiana Condominium Act, La. R.S. 9:1121.101, et seq., imposing the Condominium Regime upon the Project.

   Condominium Owners. The Partnership which will own the condominium unit consisting of the Existing Improvements which will be rehabilitated and converted into two hundred seventy-eight (278) apartment units and the purchasers of the Penthouses.

   Condominium Regime. The condominium regime established by the Condominium Declaration consisting of twenty (20) condominium units, one (1) of which will consist of the Existing Improvements and the other eighteen (18) of which shall consist of the Penthouses.

   Consent of the Investor Limited Partner. The prior written consent or approval of the Investor Limited Partner. Unless otherwise specifically provided herein, any such Consent shall not be unreasonably withheld.

   Construction Administration Agreement. The construction administration agreement to be executed by and between the Partnership and the Inspecting Consultant.

   Construction Contract. The construction contract to be executed by and between the Partnership and the Contractor.

   Contractor.  HCI.

   Deed. The act of cash sale to be executed by Seller in favor of the Partnership pursuant to which the Partnership will acquire title to Parcel One and Parcel Two.

   Deficit Restoration Obligation. For each Partner, the sum of (i) any amounts which such Partner is obligated to restore to the Partnership in accordance with the provisions of Sections 1.704-1(b)(2)(ii)(c), 1.704-1(b)(2)(ii)(h) or any other applicable provisions of the Allocation Regulations, (ii) such Partner's Share of Partnership Minimum Gain if any, and
(iii) such Partner's Share of Partner Nonrecourse Debt Minimum Gain, if any.

   Depreciation. For the Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

   Designated Net Worth Standard. As of the date of determination, such standards or criteria (relating to net worth or other characteristics) as may be
(i) set forth in Revenue Procedure 89-12 or any other regulations, memoranda, published ruling or revenue procedure of the IRS for classification of the Partnership for Federal income tax purposes as a partnership rather than an association taxable as a corporation, or (ii) sufficient to support the issuance by Special Counsel of an opinion to the same effect.

   Designated Interest Rate.  Eight (8%) percent per annum.

   Developer.  HRI.

   Development Agreement. The development agreement to be executed by and between the Developer and the Partnership.

   Development Fee. The development fee payable to the Developer pursuant to the terms of the Development Agreement.

   Development Guarantors.  Pres Kabacoff and Edward B. Boettner.

   Development Guaranty Agreement. The guaranty agreement to be executed by the Development Guarantors in favor of the Partnership guaranteeing the obligations of the Developer under the Development Agreement and the obligation of the General Partner to make a Project Loan pursuant to Sections 5.7 and 5.11 hereof.

   Development Guaranty Escrow Agreement. The agreement to be executed by and among Highland Mortgage Company of Alabama, as escrow agent, the Development Guarantors, and the Partnership whereunder the Development Guarantors deposit the sum of Three Hundred Thousand and No/100 ($300,000.00) Dollars into escrow to secure their obligations under the Development Guaranty Agreement.

   Distribution. Any cash or property which the Partnership distributes to a Partner (in its capacity as a Partner) without consideration, including, without limitation, distributions of Cash Flow, Capital Proceeds and the proceeds of any Capital Contributions.

   Entity. Any general partnership, limited partnership, corporation, joint venture, trust, limited liability company, business trust, cooperative or association.

   Event of Bankruptcy or Bankruptcy.  As to a specified Person:

        (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of his property, or ordering the winding-up or liquidation of his affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

        (b) the commencement by such Person of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by him to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of such Person or for any substantial part of his property, or the making by him of any assignment for the benefit of creditors, or the taking of action by the Person in furtherance of any of the foregoing.

   Event of Force Majeure or Force Majeure. Any event or occurrence which prevents, interrupts, or delays the performance of an obligation on the part of the General Partner, Developer, and Contractor which are beyond the reasonable control of the party in question, including but not restricted to strike, lockout, action of labor unions, riots, hurricane, storm, flood, explosion, acts of God or of the public enemy, acts of government, war, invasion, insurrection, mob, violence, sabotage, malicious mischief, inability (notwithstanding good faith and diligent efforts) to procure, or general shortage of labor, equipment, facilities, materials or supplies in the open market, failure of transportation, fires, epidemics, quarantine restrictions, freight embargoes, unusually severe weather, inability (notwithstanding good faith and diligent efforts) to obtain governmental permits or approvals or delays of subcontractors of the General Partner, Developer, and Contractor due to such causes.

   Existing Improvements. The seven (7) buildings which comprise the improved portion of Parcel One as of the date hereof, and which will be converted into two hundred seventy-eight (278) apartment units.

   Facade Donation. The act of donation of perpetual real rights to be executed between the Partnership and Preservation Alliance of New Orleans, Incorporated d/b/a Preservation Resource Center of New Orleans whereby the Partnership will donate the facade of the Project to the Preservation Resource Center of New Orleans.

   Facade Donation Appraisal. An appraisal of the Facade Donation by an appraiser selected by the General Partner with the Consent of the Investor Limited Partner.

   Facade Donation Documents. The Facade Donation, and any and all other documents executed in connection with the facade donation intended to preserve the historic character of the Project and to afford certain federal income tax benefits.

   Filing Office.  The Office of the Secretary of State of the State.

   Final Determination. The earliest to occur of (i) the date on which a decision, judgment, decree or other order has been issued by any court of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., all allowable appeals requested by the parties to the action have been exhausted), (ii) the date on which the IRS has entered into a binding agreement with the Partnership with respect to such issue or on which the IRS has reached a final administrative or judicial determination with respect to such issue which, whether by law or agreement, is not subject to appeal,
(iii) the date on which the time for instituting a claim for refund has expired, or if a claim was filed the time for instituting suit with respect thereto has expired with no such suit having been filed, or (iv) the date on which the applicable statute of limitations for raising an issue regarding a Federal income tax matter with respect to the Partnership has expired with such issue not having been raised.

   Final Endorsement. Shall have the meaning ascribed to such term in the Loan Documents.

   Fiscal Year. The twelve-month period which begins on the first day of January and ends on the thirty-first day of December of each calendar year (or ends on the date of final dissolution for the year in which the Partnership is wound up and dissolved).

   GAAP. Generally accepted accounting principles consistently applied as in effect from time to time.

   General Partner. HRI and any other General Partner appointed or admitted in accordance with the terms of this Agreement. If at any time the Partnership has more than one General Partner, the term "General Partner" shall mean and include all the General Partners.

   Governmental Authority. Any Agency, the State, the City, or any other federal, state or local governmental agency or authority having jurisdiction over the particular matter to which reference is being made.

   Gross Asset Value. With respect to any asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

        (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

        (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner[s], as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Allocation Regulations; provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

        (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

        (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Allocation Regulations and Section 4.3 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent the General Partner determines that an adjustment pursuant to clause (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

   If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits or Losses.

   Gross Revenues. All revenues of the Partnership, including but not limited to, the amounts actually collected by the Manager as rents or other charges for use, services, and occupancy of apartment units.

   Hazardous Material. The collective meanings given to the terms "hazardous material," "hazardous substances" and "hazardous wastes" in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended, and also any meanings given to such terms in any similar state or local statutes, ordinances, regulation or by-laws. Without limiting the generality of the foregoing, the term "Hazardous Material" shall include oil and any other substance known to be hazardous, such as hazardous waste, lead-based paint, asbestos, methane gas, urea formaldehyde insulation, oil, underground storage tanks, polychlorinated biphenyls (PCBs), toxic substances or other pollutants.

   Hazardous Substance Laws. Any local, state or federal law or regulation relating to the use or disposition of Hazardous Material, including, without limitation, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Toxic Substance Control Act, the Safe Drinking Water Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, as the same may be amended from time to time.

   HCI. Historic Construction Incorporated, a Louisiana corporation, doing business as HCI Construction and Design, and its successors.

   Historic Rehabilitation Credit.  The tax credit allowable pursuant to
Section 47 of the Code for rehabilitation expenditures incurred in connection with the certified rehabilitation of the Project.

   HRI. Historic Restoration, Incorporated, a Louisiana corporation, and its successors.

   HRIM. HRI Management Corporation, a Louisiana corporation, and its successors.

   HUD. The Department of Housing and Urban Development of the United States of America.

   Incentive Management Agreement. The agreement between the Partnership and HRI described in Section 7.5B.

   Incentive Management Fee. The fee payable by the Partnership to the General Partner pursuant to the Incentive Management Agreement.

   Initial Endorsement. Shall have the meaning ascribed to such term in the Loan Documents.

   Initial Operating Period.  The 5-year period commencing on the Completion
Date.

   Inspecting Consultant.  A. Gerrard Raymond, Architect.

   Installment. An installment of the Capital Contribution of the Investor Limited Partner to the Partnership.

   Investment Banking Fee. The fee in the amount of eighty one thousand dollars ($81,000.00) Dollars payable by the Partnership to Howard, Weil, Labouisse, Friedrichs Incorporated.

   Investment Servicing Fee. An annual servicing fee in the amount of Ten Thousand and No/100 ($10,000.00) Dollars payable by the Partnership to the Special Limited Partner.

   Investor Limited Partner. API-Cotton Mill Partners L.P., an Iowa limited partnership, or any other Person who is admitted to the Partnership and shown on the books and records of the Partnership as a substituted Investor Limited Partner at the time of reference thereto.

   IRS.  The Internal Revenue Service.

   Lease and Parking Agreement. The agreement entered into by and between the Partnership and HRI, whereunder the Partnership will lease Parcel Two to HRI and HRI will be obligated to offer to lease to the Partnership's tenants and the Condominium Owners parking spaces constructed on Parcel Two and Parcel Three pursuant to the terms and conditions set forth therein.

   Lease Pledge. The collateral assignment of leases and rents to be executed by the Partnership, as pledgor, and the Lender, as pledgee.

   Lender. Highland Mortgage Company, a Alabama corporation, and its successors and assigns.

   Letter of Credit (Operating Deficit). A standby letter of credit in the amount of five hundred forty six thousand ($546,000) Dollars issued in favor of the Partnership by a financial institution satisfactory to the Partnership at the Initial Endorsement to be used to fund any Operating Deficit.

   Letter of Credit (Working Capital). A standby letter of credit in the amount of four hundred fifty four thousand dollars ($454,000) Dollars issued in favor of the Partnership by a financial institution satisfactory to the Partnership at the Initial Endorsement to be used to fund the working capital requirements of the Project.

   Letters of Credit. The Letter of Credit (Operating Reserve) and the Letter of Credit (Working Capital).

   Limited Partner(s). The Investor Limited Partner and/or any other Person admitted to the Partnership from time to time as a limited partner in accordance with the terms of this Agreement.

   Limited Partnership Interest. The Partnership Interest of a Limited Partner in its capacity as such.

   Loan Documents. Mortgage Note, Mortgage, Regulatory Agreement, Building Loan Agreement, Lease Pledge, Security Agreement, and any other documents required by HUD in connection with the Mortgage Loan.

   Manager. HRI Management Corporation and any successor property manager designated or appointed from time to time.

   Management Agreement. The agreement to be entered into between the Partnership and the Manager providing for property management services to the Project.

   Management Fee. The management fee payable to the Manager pursuant to the terms of the Management Agreement.

   Managing General Partner. Any Person designated as such in accordance with the provisions of Section 7.3B.

   Marketing Reserve. The reserve in the initial amount of Two Hundred Fifty Thousand and No/100 ($250,000.00) Dollars to be initially funded from the proceeds of the First Installment and to be used for marketing expenses with respect to the Project.

   Material Default.  The occurrence of any of the following events:

        (i) a material breach by the General Partner (or any of its Affiliates) in the performance of any of its obligations under this Agreement;

        (ii) a Terminating Event as to the General Partner or an Event of Bankruptcy as to the Partnership;

        (iii) a material violation by the General Partner of its fiduciary duties as a General Partner of the Partnership;

        (iv) a violation by the General Partner of any law, regulation or order applicable to the Partnership which has or may have a material adverse effect on the Partnership or the Project;

        (v) a material breach by the Partnership or the General Partner under any Project Document or other material agreement or document affecting the Partnership or the Project, which material breach affords a remedy against the Partnership or its assets;

        (vi) the failure of the Certificate of Occupancy Date to occur on or before the Completion Date,; or

        (vii) the inability of the General Partner to deliver a Payment Certificate under Section 5.2 which continues for a period of six (6) months following the date on which an Installment is otherwise due.

   Mortgage. The Mortgage granted by the Partnership to the Lender to secure the obligations evidenced by the Mortgage Note.

   Mortgage Loan. A loan to be made by the Lender to the Partnership to finance the acquisition and rehabilitation of the Project and to provide term financing for the Project.

   Mortgage Note. A promissory note in the amount of Twenty-two Million Five Hundred Thousand and 00/100 ($22,500,000.00) Dollars made by the Partnership in favor of the Lender representing the Partnership's indebtedness to the Lender pursuant to the Building Loan Agreement.

   Nonrecourse Debt or Nonrecourse Liability. Any indebtedness for which none of the Partners has any economic risk of loss other than through his or its interest in the Partnership Property securing such indebtedness, as defined in
Section 1.704-2(b)(3) of the Allocation Regulations.

   Nonrecourse Deductions. The meaning set forth in Section 1.704-2(b)(1) of the Allocation Regulations.

   Operating Deficit. For any specified period of time, the amount by which Cash Receipts is less than the amount necessary to pay all Project Expenses (excluding the Investment Servicing Fee.)

   Operating Deficit Loan(s). A loan(s) made by the General Partner to the Partnership to fund the payment of the Negative Adjustment and Loss Adjustment pursuant to Section 5.4 hereof or to fund an Operating Deficit pursuant to
Section 5.8A hereof or a loan(s) made by the Investor Limited Partner to fund an Operating Deficit pursuant to Sections 5.8B hereof. Such loans, which bear interest at an annual rate equal to the Designated Interest Rate (in the case of a loan made by the Investor Limited Partner pursuant to Section 5.8B at the Designated Interest Rate plus Seven (7%) percent) and shall be evidenced by unsecured, nontransferable promissory notes of the Partnership. Such loans shall be repaid only as provided in Section 6 hereof, and no recourse for the payment hereof may be had against any other property of the Partnership or against any Partner. Payments of principal and interest on Operating Deficit Loans shall be applied in the same order in which such Operating Deficit Loans are made (i.e., on a first-in, first-out basis).

   Operating Profits or Losses. For any Fiscal Year means the Profits or Losses of the Partnership for that year as determined for federal income tax purposes by the Accountants, excluding Profits or Losses from a Capital Transaction and determined without regard to any adjustments to basis pursuant to Sections 734 or 743 of the Code.

   Operating Reserve. The reserve in the initial amount of five hundred forty six thousand dollars and No/100 ($546,000) Dollars to be funded from the second Installment of the Investor Limited Partner's Capital Contribution and to be used to fund any Operating Deficit.

   Parcel One. The real property to be acquired by the Partnership upon which the Project is or will be located, or which benefits or is otherwise necessary for the operation of the Project, and which is described in Exhibit A attached to, and incorporated by reference into, this Agreement.

   Parcel Three. The tract leased by HRI from Richard M. Cahn located in Square No. 121 in the City of New Orleans, which tract is more particularly described in that certain Memorandum of Lease dated March 14, 1994 and recorded at COT No. 85799 in the conveyance records of Orleans Parish, Louisiana.

   Parcel Two. The tract acquired by the Partnership from Seller located in Square No. 121 in the City of New Orleans and leased to HRI pursuant to the Lease and Parking Agreement, which tract is more particularly described in that certain Act of Cash Sale dated September 30, 1996 by Seller in favor of HRI and recorded in the conveyance records of Orleans Parish, Louisiana.

   Partner.  Any General Partner or Limited Partner.

   Partner Nonrecourse Debt. The meaning set forth in Section 1.704-2(b)(4) of the Allocation Regulations.

   Partner Nonrecourse Debt Minimum Gain. The meaning set forth in Sections 1.704-2(i)(2) and (3) of the Allocation Regulations.

   Partner Nonrecourse Deductions.  The meaning set forth in Section 1.704-2(i)
   (1) of the Allocation Regulations.

   Partnership.  The limited partnership created by this Agreement.

   Partnership Interest. The interest of a Partner in the Partnership, including, without limitation, his or its interest in the assets, capital, Profits or Losses, Distributions and Tax Credits of the Partnership.

   Partnership Minimum Gain. The meaning set forth in Section 1.704-2(d) of the Allocation Regulations.

   Partnership Property. All real and personal property owned by the Partnership.

   Partnership Reserves. Reserves maintained by the Partnership for working capital, capital improvements and similar contingencies, including, without limitation, the Marketing Reserve, the Operating Reserve, the Working Capital Reserve, and the Replacement Reserve. Any funds held in the Partnership Reserves which are no longer required for the purposes for which they were set aside shall be distributed to the Partners pursuant to the provisions of
Section 6.2, as the case may be.

   Penthouses. The penthouse living units described in the Plans and Specifications and to be constructed on the roof of the Existing Improvements.

   Person. Any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits; and, unless the context otherwise requires, the singular shall include the plural, and the masculine gender shall include the feminine and the neuter and vice versa.

   Plans and Specifications. The plans and specifications dated August 12, 1996 for the Rehabilitation of the Project approved by the Construction Lender, including, without limitation, specifications for materials, and all amendments and modifications thereof.

   Profits or Losses. For each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

        (i) Any items described in Sections 705(a)(1)(B) and 705(a)(1)(C) of the Code which are not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss.

        (ii) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Allocation Regulations, and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss.

        (iii) Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

        (iv) In the event of a distribution of Partnership assets to a Partner (whether in connection with a liquidation or otherwise), or in the event the Gross Asset Value of any Partnership asset is adjusted upon the acquisition of an additional interest in the Partnership, unrealized income, gain, loss and deduction inherent in such distributed or adjusted assets (not previously reflected in Capital Accounts) shall be allocated pursuant to Section 6.1 hereof as if there had been a taxable disposition of such distributed or adjusted assets at fair market value.

        (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of "Depreciation" set forth herein.

        (vi) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 6.5 hereof shall be taken into account in computing Profits or Losses only if the Accountants determine that such items should be so reflected.

   Profits or Losses from a Capital Transaction. The Profits or Losses, if any, recognized by the Partnership as a result of a Capital Transaction, as determined for federal income tax purposes by the Accountants, but without regard to any adjustments to basis pursuant to Section 734 and 743 of the Code.

   Project. A multi-family residential complex known as the Cotton Mill and located on Parcel One bearing municipal number 910 Poeyfarre Street, New Orleans, Louisiana.

   Project Documents. The Assignment of Right to Purchase Real Property, the Deed, the Lease and Parking Agreement, the Loan Documents, the Development Agreement, the Construction Contract, the Management Agreement, the Facade Donation Documents, the Incentive Management Agreement, and all other documents relating to the Project which are required by, or have been executed in connection with, any of the foregoing documents.


   Project Expenses. All operating and other costs and expenses of the Partnership determined on an accrual basis during the Fiscal Year (excluding Distributions to Partners), including, without limitation, payment of operating expenses, payment of principal and interest of the Partnership's indebtedness (excluding payments of principal and interest on Operating Deficit Loans), mortgage insurance premiums (if any), cost of repair, replacement and restoration of the Project, amounts allocated to Partnership Reserves, payment of the Investment Servicing Fee, and any other costs or expenses designated herein as "Project Expenses." In addition, the net increase during the year in any escrow account or reserve maintained by or for the Partnership shall be considered to be a Project Expense during the year.

   Projections. The projections dated September 28, 1996 which have been furnished to the Investor Limited Partner and the Special Limited Partner.

   Project Cost Loan(s). The loans which the General Partner is obligated to make to the Partnership pursuant to Sections 5.7 and 7.5A hereof.

   Purchase Agreement. That certain Agreement to Purchase and Sell, dated November 23, 1995, by and between Seller and HRI whereunder the Seller has agreed to sell Parcel One and Parcel Two to HRI upon the terms and conditions set forth therein.

   Recapture Event. A disposition or other event causing recapture of all or any portion of the Historic Rehabilitation Credit pursuant to the provisions of
Section 50 of the Code.

   Refinancing Proceeds. The gross proceeds available to the Partnership from a refinancing of any of the Mortgage Loans or any other secured or unsecured indebtedness of the Partnership.

   Regulations. The rules and regulations applicable to the Project or the Partnership of the Agency, the City, and any other Governmental Authority having jurisdiction.

   Regulatory Agreement. The agreement to be executed by and between HUD and the Partnership.

   Regulatory Allocations. The allocations set forth in Sections 6.5A through 6.5G hereof.

   Rehabilitation. The development, construction, renovation, and rehabilitation work on the Project described in the Plans and Specifications.

   Related Person. The meaning set forth in Section 1.752-4(b) of the Allocation Regulations.

   Replacement Reserve. The reserve to be funded as required by the Permanent Lender but in no event shall such reserve be less than One Hundred Seventy Five and No/100 ($175.00) Dollars per apartment unit per year.

   Requisite Approvals. The approval or consent of the City, the State, the Construction or Permanent Lender, or any Governmental Authority having jurisdiction over the Partnership or the Project, to the extent required pursuant to the terms of any of the Project Documents.

   Sale Proceeds. The gross proceeds available to the Partnership from the sale or other disposition of all or any portion of the Project or the Partnerships's other assets, or any proceeds realized from a condemnation, insured casualty or insured title defect, but excluding proceeds from rental interruption insurance, if any. The term "Sale Proceeds" shall not include any casualty insurance proceeds received by the Partnership if and to the extent that such proceeds are applied for repair or reconstruction.

   Schedule.  The Schedule attached hereto.

   Security Agreement. The security agreement to be executed by the Partnership and Highland Mortgage Company.

   Seller.  Favrot Realty Partnership, a Louisiana general partnership.

   Share of Partner Nonrecourse Debt Minimum Gain. For each Partner, an amount equal to such Partner's "share of partner nonrecourse debt minimum gain," determined in accordance with the provisions of Section 1.704-2(i)(5) of the Allocation Regulations.

   Share of Partnership Minimum Gain. For each Partner, an amount equal to such Partner's "share of partnership minimum gain," determined in accordance with the provisions of Section 1.704-2(g) of the Allocation Regulations.

   Site. The meaning given to it in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.

   Special Class Limited Partner. The meaning set forth in Sections 10.4B and 10.4C.

   Special Counsel. Elkins & Associates, A Professional Law Corporation, of New Orleans, Louisiana.

   Special Limited Partner. AmerUs Management, Inc., an Iowa corporation, or any other Person who is admitted to the Partnership and shown on the books and records of the Partnership as a substituted Special Limited Partner at the time of reference thereto.

   State.  The State of Louisiana.

   Syndication Expenses. All expenditures classified as syndication expenses pursuant to Treasury Regulation Section 1.709-2(b). Syndication Expenses shall be taken into account under this Agreement at the time they would be taken into account under the Partnership's method of accounting if they were deductible expenses.

   Tax Credits. Any credit(s) permitted under the Code against the federal income tax liability of any Partner as a result of activities or expenditures of the Partnership including, without limitation, the Historic Rehabilitation Credit.

   Terminating Capital Transaction. A Capital Transaction resulting in or involving the termination and winding up of the business of the Partnership or any other event resulting in the "liquidation" of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Allocation Regulations.

   Terminating Event. The death or permanent disability of, or an adjudication of insanity or incompetence as to, an individual General Partner (unless the Consent of the Investor Limited Partner to a substitute General Partner is received, and such substitute General Partner is admitted to the Partnership by the first to occur of (i) the sixtieth day following such event or (ii) such earlier date as is necessary to prevent a dissolution of the Partnership under the Act), the Bankruptcy or dissolution of a General Partner, the Transfer of its Partnership Interest by a General Partner, or the voluntary or involuntary withdrawal of a General Partner from the Partnership. For purposes of the foregoing, an individual General Partner shall be deemed to be permanently disabled if he or she becomes disabled during the term of this Agreement through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his or her duties and responsibilities hereunder for one hundred twenty (120) days during any period of three hundred sixty-five (365) consecutive calendar days. Involuntary withdrawal shall occur whenever a General Partner may no longer continue as a General Partner by law or pursuant to any terms of this Agreement.

   Title Policy. The owner's policy of title insurance to be issued to the Partnership by First American Title Insurance Company in the amount of twenty eight million, seven hundred twenty one thousand dollars and No/100 ($28,721,000) Dollars (not including special coverage endorsements).

   Transfer. Any sale, exchange, assignment, encumbrance, hypothecation, pledge, foreclosure, conveyance in trust, gift or other transfer of any kind, whether direct or indirect, voluntary or involuntary other than as a direct consequence of a Terminating Event. When used as a verb, such term shall mean, voluntarily or involuntarily, to sell, exchange, assign, encumber, hypothecate, pledge, foreclose, convey in trust, give or otherwise transfer.

   Vessel. The meaning given to it in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.


                              SECTION 2:  FORMATION

   Section 2.1 Formation

   The Partners hereby agree to continue the limited partnership known as Cotton Mill Limited Partnership formed pursuant to the provisions of the Act.

   Section 2.2 Name and Office

   The Partnership shall continue to be conducted under the name and style set forth in Section 2.1. The principal office of the Partnership shall be c/o Historic Restoration, Incorporated, 210 Baronne Street, Suite 1717, New Orleans, Louisiana 70112. The General Partner may at any time change the location of such office and shall give due notice of any such change to each Limited Partner.

   Section 2.3 Purpose

   The purpose of the Partnership is to acquire, rehabilitate, develop, improve, maintain, own, operate, lease, dispose of and otherwise deal with the Project in accordance with the Project Documents, any applicable Regulations, and the provisions of this Agreement. The Partnership shall not engage in any other business or activity.

   Section 2.4 Authorized Acts

   In furtherance of its purposes, but subject to all other provisions of this Agreement including, but not limited to, Section 3 and Section 7, the Partnership is hereby authorized:

        (i) To acquire by purchase, lease or otherwise any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership;

        (ii) To construct, reconstruct, rehabilitate, operate, maintain, finance and improve, and to own, sell, convey, assign, mortgage or lease any real estate and any personal property necessary, convenient or incidental to the accomplishment of the purposes of the Partnership;

        (iii) To borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Partnership, and to secure the same by mortgage, pledge or other lien on the Project or any other assets of the Partnership, to the extent permitted by the Project Documents;

        (iv) To pay in whole or in part, refinance, recast, increase, modify or extend the Mortgage Loan or any other mortgage loans affecting the Project and in connection therewith to execute any extensions, renewals, or modifications of the Mortgage Loan or any such other loans on the Project;

        (v) To enter into, perform and carry out, contracts of any kind, including contracts with Affiliates of a Partner, necessary to, in connection with or incidental to, the accomplishment of the purposes of the Partnership, specifically including, but not limited to, the execution and delivery of the Development Agreement, Architect Agreement, Construction Contract, Management Agreement, and Incentive Management Agreement, and all other agreements, certificates, instruments or documents required by any Governmental Authority in connection with the Project Documents and the acquisition, construction, rehabilitation, development, improvement, maintenance and operation of the Project;


        (vi) To execute the Condominium Declaration and all other agreements, certificates, instruments, or documents in connection with the Condominium Regime and to revoke the Condominium Declaration in the General Partner's sole judgment and discretion.

        (vii) To execute leases of any or all of the rentable space in the Project;

        (viii) To enter into the Lease and Parking Agreement;

        (ix) To execute any and all notes, mortgages and security agreements (including a confession of judgment, waiver of appraisal and consent to executory process) in order to secure loans from any Lender and any and all other documents (including but not limited to the Loan Documents) required by the Lender in connection with the Mortgage and the Mortgage Loan and the acquisition, development, improvement, maintenance and operation of the Project, or otherwise required by any Lender in connection with the Project;

        (x) To employ any Person, including an Affiliate, to perform services for, or to sell goods to, the Partnership (including without limitation, management services) and to pay for such goods and services; provided that (except with respect to any contract specifically authorized by this Agreement) the terms of any such transaction with an Affiliate shall not be less favorable to the Partnership than would be arrived at by unaffiliated parties dealing at arms' length, and shall be subject to any applicable Regulations;

        (xi) To modify or amend the terms of any agreement or contract which the General Partner is authorized to enter into on behalf of the Partnership; provided, however, that such terms as amended shall not (i) have a material adverse effect on the Partnership or the Investor Limited Partner, or (ii) be in contravention of any of the terms or conditions of this Agreement or the Project Documents;

        (xii) To execute contracts with any Lender, Agency and/or other Governmental Authority;

        (xiii) To execute and deliver the Loan Documents and the other Project Documents and any notices, documents or instruments required to be executed or delivered in connection therewith;

        (xiv) To employ or engage such engineers, architects, technicians, managers, accountants, lawyers and other Persons, including any Affiliate as may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership; and

        (xv) To enter into any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Partnership, so long as said activities and contracts may be lawfully carried on or performed by a partnership under the laws of the State.

   Section 2.5 Term and Dissolution

   A. The Partnership shall continue in full force and effect until March 31, 2093, except that the Partnership shall be dissolved prior to such date upon the happening of any of the following events:

        (i) The sale or other disposition of all or substantially all the assets of the Partnership;

        (ii) The occurrence of a Terminating Event unless the business of the Partnership is continued pursuant to the provisions of Section 10;

        (iii) The election to dissolve the Partnership made in writing by the General Partner with the Consent of the Investor Limited Partner and, if required, any Requisite Approvals; or

        (iv) The entry of a final decree of dissolution of the Partnership by a court of competent jurisdiction.

   B. Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to the provisions of Section 10), the General Partner (or its trustees, receivers, successors or legal representatives) shall liquidate the Partnership assets and apply and distribute the proceeds thereof in accordance with Section 6.3.


   SECTION 3:  ACQUISITION, FINANCING, REHABILITATION, AND DISPOSITION OF
   PROPERTY

   3.1  Acquisition.

   A. The Assignment of Right to Purchase Real Property is hereby approved, confirmed, and ratified by the Partnership. The Partnership shall acquire Parcel One and Parcel Two by virtue of the Deed and shall execute and record the Condominium Declaration in the conveyance records of Orleans Parish, Louisiana.

   B. The General Partner is specifically authorized, for and on behalf of the Partnership, to execute the Deed and the Condominium Declaration. Subsequent to the execution of said documents, the General Partner is, subject to the limitations set forth herein, specifically authorized, for and on behalf of the Partnership, to execute such other documents as the General Partner deems necessary in connection with the acquisition of Parcel One and Parcel Two and the imposition of the Condominium Regime upon Parcel One.

   3.2  Financing.

   A. The Partnership shall be authorized to borrow from the Lender whatever amounts may be required, subject to the provisions hereof, in connection with the acquisition, development, rehabilitation and construction, and permanent financing of the Project and to meet the expenses of operating the Project (including, without limitation, any items for which the Lender may provide funds) and secure the same by the Mortgage and any other Loan Documents, as defined in the Building Loan Agreement.

   B. The General Partner is specifically authorized, for and on behalf of the Partnership, to execute the Loan Documents. Subsequent to the execution of said documents, the General Partner is, subject to the limitations set forth herein, specifically authorized, for and on behalf of the Partnership, to execute such other documents as the General Partner deems necessary in connection with the financing of the Project. Any documents so executed by the General Partner may include a waiver of appraisal, confession of judgment and consent to executory process. Each Mortgage shall provide that no Partner or Related Person shall have any economic risk of loss for the payment of all or any part of the Mortgage Loan secured thereby.

   C. Each General Partner and the Partnership shall be bound by the terms of the Loan Documents. Any incoming General Partner shall as a condition of receiving any interest in the Partnership agree to be bound by the Loan Documents. Upon any dissolution of the Partnership or any transfer of the Project while the Loan is outstanding, no title or right to the possession and control of the Project and no right to collect the rents therefrom shall pass to any Person who is not, or does not become, bound in a manner satisfactory to the Lender, to the Loan Documents and the provisions of this Agreement. The Loan Documents shall be binding upon and shall govern the rights and obligations of the Partners, their heirs, executors, administrators, successors and assigns as long as the Mortgage Loan is outstanding.

   D. Subject to the terms of the Loan Documents and the other Project Documents, the Partnership may refinance the Loan, including any required transfer or conveyance of the Partnership assets for security or mortgage purposes, may execute mortgages, notes, and any other documents necessary for such a refinancing; provided, however, that the terms of any such refinancing must receive the Consent of the Investor Limited Partner (which, except as hereinafter provided, may be given or withheld with or without cause in its sole discretion) before such transaction shall be binding on the Partnership. Notwithstanding the foregoing, the Consent of the Investor Limited Partner to any refinancing of the Mortgage Loan shall not be unreasonably withheld provided that the terms of the new loan are no less favorable than the terms of the existing Mortgage Loan.

   3.3  Rehabilitation.

   A. The Partnership shall be authorized to enter into the Development Agreement, the Architectural Agreement, the Construction Contract, the Management Agreement, and the Incentive Management Agreement.

   B. The General Partner is specifically authorized, for and on behalf of the Partnership, to execute the Development Agreement, the Architectural Agreement, the Construction Contract, the Management Agreement, and the Incentive Management Agreement.

   C. In connection with any proposed sale of the Project, the Investor Limited Partner (or its designee), shall have the right to receive and review copies of all documents relating to the proposed sale.

   3.4  Disposition.

   A. The Partnership shall be authorized to enter into the Lease and Parking Agreement, to lease apartments in the Project, and to sell the Penthouses in the normal course of operations upon terms and conditions determined in the sole judgment and discretion of the General Partner. In the event that the General Partner determines in its sole judgment and discretion that the number of contingent sales of Penthouses prior to Final Endorsement are insufficient to justify the Condominium Regime, the Partnership shall be authorized to revoke the Condominium Declaration.

   B. The General Partner is specifically authorized, for and on behalf of the Partnership, to execute the Lease and Parking Agreement, the apartment leases, all documents relating to the sales of the Penthouses, and a revocation of the Condominium Declaration.


                    SECTION 4:  PARTNERS AND CAPITAL ACCOUNTS

   Section 4.1 General Partner

   The General Partner of the Partnership is Historic Restoration, Incorporation, its address and Capital Contribution are set forth in the Schedule.

   Section 4.2 Limited Partners

   A. API-Cotton Mill Partners L.P. and AmerUs Management, Inc. are the Investor Limited Partner and Special Limited Partner, respectively, of the Partnership; their addresses and Capital Contributions are set forth in the Schedule. The payment of their Capital Contributions is governed by Section 5.1.

   B. The Withdrawing Limited Partner hereby withdraws as a Limited Partner and acknowledges that he has no further claims against the Partnership in respect of his Limited Partnership Interest.

   Section 4.3 Partnership Capital and Capital Accounts

   A. The capital of the Partnership shall be the aggregate amount of the cash, the Gross Asset Value of property and the value of any services contributed by the General Partner and the Investor Limited Partner as set forth in the Schedule. Except as specifically set forth herein, no Partner shall have any right to make voluntary Capital Contributions to the Partnership. No interest shall be paid by the Partnership on any Capital Contribution to the Partnership. The Schedule shall be amended from time to time to reflect the withdrawal or admission of Partners, any changes in the Partnership Interests held by a Partner arising from the transfer of a Partnership Interest to or by such Partner, and any change in the amounts to be contributed or agreed to be contributed by any Partner.

   B. An individual Capital Account shall be established and maintained for each Partner, including any additional or substituted Partner who shall hereafter receive an interest in the Partnership. The Capital Account of each Partner shall be maintained in accordance with the following provisions:

        (i) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits, and any items in the nature of income or gain that are specially allocated pursuant to Section 6.4 hereof, and the amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Partnership Property distributed to such Partner;

        (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses, and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.4 hereof, and the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

   In the event that the Gross Asset Values of Partnership assets are adjusted pursuant to this Agreement, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment.

   C. The original Capital Account established for any substituted Partner shall be in the same amount as, and shall replace, the adjusted Capital Account of the Partner which such substituted Partner succeeds, and, for the purposes of the Agreement, such substituted Partner shall be deemed to have made the Capital Contribution, to the extent actually paid in, of the Partner which such substituted Partner succeeds. The term "substituted Partner," as used in this paragraph, shall mean a Person who shall become entitled to receive a share of the Profits, Losses, Tax Credits and Distributions of the Partnership by reason of such Person succeeding to the Partnership Interest of a Partner by assignment of all or any part of a Partnership Interest. To the extent a substituted Partner receives less than one hundred (100%) percent of the Partnership Interest of a Partner, his Capital Account and Capital Contribution shall be in proportion to the Partnership Interest he receives, and the Capital Account and Capital Contribution of the Partner who retains a partial interest in the Partnership shall continue, and not be replaced, in proportion to the Partnership Interest he retains.

   D. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of the Capital Accounts are intended to comply with the Allocation Regulations, and shall be interpreted and applied in a manner consistent with such Allocation Regulations. In the event that the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with the Allocation Regulations, the General Partner may make such modification, subject to the provisions of Section 6.3D. The General Partner shall adjust the amounts debited or credited to Capital Accounts with respect to
(i) any property contributed to the Partnership or distributed to the Partners, and (ii) any liabilities that are secured by such contributed or distributed property that are assumed by the Partnership or the Partners, in the event the General Partner shall determine such adjustments are necessary or appropriate pursuant to Section 1.704-1(b)(2)(iv) of the Allocation Regulations. Subject to the provisions of Section 6.3D, the General Partner also shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with the Allocation Regulations.

   Section 4.4 Withdrawal of Capital

   A Partner shall not have the right to withdraw from the Partnership all or any part of its Capital Contribution. No Partner shall have any right to demand and receive property of the Partnership in return for its Capital Contribution, except as may be specifically provided in this Agreement. No Partner shall be entitled to demand a redemption or repurchase of his or its Partnership Interest. Any return of Capital Contributions to the Partners pursuant to this Agreement shall be solely from Partnership assets, and the General Partner shall not be personally liable for any such return.

   Section 4.5 Liability of Limited Partner

   No Limited Partner shall be liable for any debts, liabilities, contracts, or obligations of the Partnership. A Limited Partner shall be liable only to make payments of its Capital Contributions as and when due hereunder. After its Capital Contributions shall be fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or payments or lend any funds to the Partnership.

   Section 4.6 Additional Limited Partners

   A.   The General Partner may admit additional Limited Partners only
(i) with the Consent of the Investor Limited Partner or (ii) as permitted by
Section 11.

   B. Any incoming Limited Partner shall, by its execution of this Agreement and as a condition of receiving any interest in the Partnership's property, agree to be bound by the Project Documents to the same extent and on the same terms as the other Limited Partners.

   C. Upon the admission of any additional Limited Partners, an amendment to the Agreement reflecting such admission, shall, to the extent required by law, be filed with the Filing Office and/or any other appropriate Governmental Authority. Such amendment, if required, shall amend the Schedule to reflect the names, addresses and Capital Contributions of such additional Limited Partners, and shall set forth the agreement of such additional Limited Partners to be bound by all the provisions of this Agreement.


          SECTION 5: CAPITAL CONTRIBUTIONS OF INVESTOR LIMITED PARTNER AND SPECIAL LIMITED PARTNER; PROJECT OPERATING DEFICIT LOANS;
                      LETTERS OF CREDIT AND REPURCHASE RIGHT

   Section 5.1 Capital Contributions of Investor Limited Partner and
               Special Limited Partner

   A. Subject to the provisions of Sections 5.3, 5.4 and 5.5 below, the Investor Limited Partner's Capital Contribution shall be in the amount of five million nine hundred eighty seven thousand dollars and No/100 ($5,987,000) Dollars, of which three million three hundred fifty thousand thirty seven dollars and No/100 ($3,350,037) Dollars (the "First Installment") shall be paid upon the Admission Date and two million two hundred thirty six thousand nine hundred sixty three dollars and No/100 ($2,236,963) Dollars (the "Second Installment") shall be paid on the date by which all of the following events shall have occurred: (i) the Completion Date; (ii) determination by Reznick, Fedder & Silverman of Bethesda, Maryland of the aggregate amount of the Historic Rehabilitation Credit; (iii) the Facade Donation Appraisal has been received by the Partnership; and (iv) the escrow established pursuant to the Development Guaranty Escrow Agreement has been funded. If the Completion Date occurs in 1998, then the amount of the Second Installment shall be decreased by an amount equal to the product of twenty (20%) percent multiplied by the First Installment.

   B. The Special Limited Partner's Capital Contribution shall be in the amount of One Hundred and No/100 ($100.00) Dollars and shall be paid to the Partnership in full in cash o n the Admission Date.

   Section 5.2 Conditions to Payment of Second Installment

   At least twenty (20) days before the Second Installment is due, and as a condition thereto, the General Partner shall notify the Investor Limited Partner in writing of the payment amount due (and, if applicable, the impact of any adjustments to such payments made pursuant to Sections 5.3, 5.4 or 5.5) and where the payment should be sent and shall provide a written statement to the Investor Limited Partner (a "Payment Certificate") certifying that (i) the Completion Date has occurred, (ii) no foreclosure proceedings have been commenced with respect to the Project, and (iii) no Event of Bankruptcy has occurred with respect to the General Partner.

   Section 5.3 Adjuster Provisions

   The parties acknowledge that the amount of the Investor Limited Partner's Capital Contribution is based on the amount of the Historic Rehabilitation Credit and the charitable deduction attributable to the Facade Donation Documents allocable to the Investor Limited Partner shown in the Projections. If the amount of the Historic Rehabilitation Credit and such charitable deduction is less or greater than the amounts shown in the Projections, the provisions of this Sections 5.4 and 5.5 shall apply.

   Section 5.4 Historic Credit Adjuster

   Notwithstanding anything to the contrary contained herein, if, for any reason other than a change in the law having a retroactive impact on the tax benefits allocable to the Investor Limited Partner hereunder, the Accountants shall determine or there shall be a Final Determination that the aggregate amount of Historic Rehabilitation Credit allocated to the Investor Limited Partner is an amount other than four million eight hundred forty one thousand one hundred and fifty five and No/100 ($4,841,155) Dollars, the following shall occur (such determination shall be referred to herein as the "Historic Credit Determination"):

        (i) After the Historic Credit Determination is made, the Accountants shall calculate the difference between the aggregate amount of Historic Rehabilitation Credit projected to be allocated to the Investor Limited Partner and the amount in fact allocated. The resulting amount shall be referred to in this Section 5.4 as the "Negative Historic Credit Difference" if the projected amount is greater than the amount in fact allocated and as the "Positive Historic Credit Difference" if the projected amount is less than the amount in fact allocated.

        (ii) If there is a Negative Historic Credit Difference, the amount of the remaining Capital Contribution Installment(s) to be paid by the Investor Limited Partner after the Historic Credit Determination has been made shall be reduced by the product of 1.07874 multiplied by the Negative Historic Credit Difference (the "Negative Adjustment"). If the Negative Adjustment exceeds the size of any such remaining Capital Contribution Installments of the Investor Limited Partner, the General Partner shall pay to the Investor Limited Partner an amount equal to the difference between the Negative Adjustment and the Capital Contribution Installment in question, together with interest on such amount at a rate of fifteen (15%) percent per annum, from any Distributions of Cash Flow pursuant to Section 6.2 hereof. If such amount is not paid in full within twelve (12) months of the date on which the Capital Contribution Installment was due, the General Partner shall make an Operating Deficit Loan to the Partnership.

        (iii) If there is a Negative Historic Credit Difference, and the Historic Credit Determination is made after the Investor Limited Partner has paid in all of its Capital Contribution Installments to the Partnership, the General Partner shall pay to the Investor Limited Partner an amount equal to the Negative Adjustment, together with interest on such amount at a rate of fifteen (15%) percent per annum from any Distributions of Cash Flow pursuant to Section 6.2 hereof. If such amount is not paid in full within twelve
   (12) months of the date on which the Capital Contribution Installment was due, the General Partner shall make an Operating Deficit Loan to the Partnership.

        (iv) If there is a Positive Historic Credit Difference, then the Capital Contributions of the Investor Limited Partner shall be increased by $1.02737 for each $1.00 of such Positive Historic Credit Difference (the product of $1.02737 and the Positive Historic Credit Difference being referred to herein as the "Increase"). The Increase shall be paid to the Partnership by the Investor Limited Partner on the date on which the Second Installment is due, or if the Second Installment has been made, then within thirty (30) days after the Historic Credit Determination has been made.

   Section 5.5 Facade Donation Adjuster

   A. If for any reason other than a change in the law having a retroactive impact on the tax benefits allocable to the Investor Limited Partner hereunder, the charitable deduction allocable to the Investor Limited Partner as a result of the execution and delivery of the Facade Donation Documents is less than the amount shown in the Projections, the amount of such shortfall shall be multiplied by .2975 (the resulting amount being referred to herein as the "Loss Adjustment"). The amount of any Capital Contribution Installments remaining to be paid by the Investor Limited Partner after the amount of the Loss Adjustment has been calculated shall be reduced by the Loss Adjustment. If the Loss Adjustment is made after the Investor Limited Partner has paid in all of its Capital Contribution Installments to the Partnership, the General Partner shall pay to the Investor Limited Partner an amount equal to the Loss Adjustment, together with interest on such amount at a rate of fifteen (15%) percent per annum from any Distributions of Cash Flow pursuant to Section 6.2 hereof. If such amount is not paid in full within twelve (12) months of the date on which the Capital Contribution Installment was due, the General Partner shall make an Operating Deficit Loan to the Partnership.

   B. If the charitable deduction allocable to the Investor Limited Partner as a result of the execution and delivery of the Facade Donation is greater than the amount shown in the Projections, the amount of such excess shall be multiplied by .2975 (the "Positive Adjustment"). The amount of any Capital Contribution Installments remaining to be paid by the Investor Limited Partner after the Positive Adjustment has been calculated shall be increased by the Positive Adjustment. If the Positive Adjustment is determined after the Investor Limited Partner has paid all of its Capital Contribution Installments to the Partnership, the Investor Limited Partner shall pay the Partnership the amount of the Positive Adjustment within thirty (30) days of the date of its determination.

   Section 5.6 IRS Claims

   A. In the event that a claim is made by the IRS (a "Claim") upon audit which, if successful, would result in an adjustment to the Capital Contributions of the Investor Limited Partner or any payments pursuant to Sections 5.4 or 5.5, the General Partner, in its capacity as the TMP, shall, within thirty (30) days after receiving notice of such Claim, notify the Investor Limited Partner of the Claim (such notice being referred to as a "Claim Notice") and request that the Investor Limited Partner notify the Partnership of its intention either to contest such Claim or to accept the same. If the Investor Limited Partner elects to contest such Claim, the TMP shall take such action in contesting such Claim on behalf of the Partnership and the Investor Limited Partner as it reasonably deems necessary. In such event, all third party costs and expenses incurred by the TMP in connection with such matter shall be borne by the Partnership and/or the Partners in accordance with the provisions of Section
7.9. The failure of the Investor Limited Partner, within thirty (30) days after the date of the Claim Notice, to notify the Partnership of its intention to contest such Claim shall be deemed to be a decision to accept the same.

   B. In the event that the Investor Limited Partner elects to accept such Claim, the General Partner may nevertheless contest the Claim by appropriate proceedings, provided, however, that if, following the contesting of such Claim by the General Partner, all or a portion of the Claim is sustained in a Final Determination, then there shall be added to the adjustments referred to in Sections 5.4 and 5.5 an amount equal to the interest assessed against the Investor Limited Partner for the period commencing on the date of the Claim Notice and ending on the date of the Final Determination on the underpayment of tax determined in such Final Determination.

   C. If, following a decision by the General Partner to contest a Claim, more than fifty (50%) percent of the tax deficiency amount specified in the Claim is sustained in a Final Determination, the costs and expenses of contesting the Claim shall be borne solely by the General Partner. If such Final Determination results in less than fifty (50%) of the tax deficiency amount specified in the Claim being upheld, the costs and expenses of contesting the Claim shall be borne by the Partnership and/or the Partners in accordance with the provisions of Section 7.9.

   Section 5.7 Project Cost Loans

   In the event that the cost of the Project exceeds the total project cost set forth in the Budget, the General Partner shall make a project cost loan to the Partnership in the amount of the excess. Such loan or loans, which shall bear interest at an annual rate equal to the Designated Interest Rate, shall be evidenced by unsecured, nontransferable promissory notes of the Partnership and are referred to herein as "Project Cost Loans." Any Project cost Loans shall be repaid only as provided in Section 6, and no recourse for payment thereof may be had against any other property of the Partnership or against any Partner.

   Section 5.8 Operating Deficit Loans

   A. If at any time during the Initial Operating Period, the Partnership requires funds to eliminate an Operating Deficit, the General Partner shall use the Operating Reserve to fund such Operating Deficit. If the Operating Reserve is depleted during the Initial Operating Period, the General Partner shall make an Operating Deficit Loan to the Partnership in the amount of the funds required; provided, however, that except to pay the Management Fee of a Manager which is not an Affiliate of the General Partner, the General Partner shall not be required to make Operating Deficit Loans to the Partnership in an amount which exceeds Six Hundred Thousand and No/100 ($600,000.00) Dollars in the aggregate.

   B. In the event (i) during the Initial Operating Period the Operating Revenue is depleted and the General Partner either fails to make an Operating Deficit Loan or is not required to make an Operating Deficit Loan pursuant to
Section 5.8A hereof or (ii) there is an Operating Deficit after the expiration of the Initial Operating Period, the Investor Limited Partner may, but shall not be obligated to make an Operating Deficit Loan to the Partnership.

   Section 5.9 Third-Party Rights in Operating Deficit Loans

   The obligation of the General Partner to make Operating Deficit Loans pursuant to Section 5.8A is for the benefit of the Partnership and the Partners and shall not inure to the benefit of any creditor of the Partnership other than a Partner, notwithstanding any pledge or assignment by the Partnership of this Agreement or any rights hereunder.

   Section 5.10    No Third-Party Rights in Capital

   The obligations or rights of the Partnership or of Partners to make or require any Capital Contribution under this Agreement or the Investor Notes shall not grant any rights to, or confer any benefits upon, any Person who is not a Partner. The making of a nonrecourse loan to the Partnership shall not make the lender a Partner.

   Section 5.11    Letters of Credit.

   At the Initial Endorsement, the Investor Limited Partner shall cause the Letters of Credit to be issued in favor of the Partnership. The Partnership shall reimburse the reasonable costs of obtaining the Letters of Credit to the Investor Limited Partner and shall pay the Investor Limited Partner a fee equal to fifty (50) basis points of the aggregate amount of the Letters of Credit.

   Section 5.12    Investor Limited Partner's Right to Require Repurchase

   In the event that (i) the Partnership is in default under the Construction Mortgage Loan and the Construction Lender has accelerated the Construction Mortgage Loan, or (ii) the Certificate of Occupancy Date does not occur on or before the Completion Date, or (iii) the Negative Historic Credit Difference is greater than fifteen (15%) percent of the Historic Rehabilitation Credit to be allocated to the Investor Limited Partner set forth in the Projections, the General Partner shall, within thirty (30) days after the occurrence thereof, notify the Investor Limited Partner and Special Limited Partner of such event and shall offer to purchase their Partnership Interests at a price equal to the amount of the Capital Contribution which each Limited Partner has made as of the date of such event. If either the Investor Limited Partner or the Special Limited Partner elects to require the General Partner to repurchase its Partnership Interest, it shall notify the General Partner whereupon the General Partner shall have thirty (30) days of receipt of such notice to pay the Investor Limited Partner or the Special Limited Partner the purchase price.


              SECTION 6:  PROFITS AND LOSSES; CREDITS; DISTRIBUTIONS

   Section 6.1 Profits and Losses

   A. After giving effect to the special allocation provisions of Section 6.5, Operating Profits and Losses and Tax Credits for any Partnership Fiscal Year shall be allocated one (1%) percent to the General Partner and ninety nine (99%) percent to the Investor Limited Partner.

   B. After giving effect to the special allocation provisions of Section 6.5, Profits and Losses from a Capital Transaction in any Partnership Fiscal Year shall be allocated to and among the Partners as follows:

   As to Profits:

        First, an amount of Profits equal to the aggregate negative balances (if any) in the Capital Accounts of all Partners having negative balance Capital Accounts shall be allocated to such Partners in proportion to their negative Capital Account balances until all such Capital Accounts have zero balances; and

        Second, an amount of Profits shall be allocated to each of the Partners until the positive balance in the Capital Account of each Partner equals the amount of cash which would be distributed to such Partner if such Profits were available to be distributed in accordance with the provisions of Clauses Twelfth and Thirteenth of Section 6.2C.

   As to Losses:

        First, an amount of Losses equal to the aggregate positive balances (if any) in the Capital Accounts of all Partners having positive balance Capital Accounts shall be allocated to such Partners in proportion to their positive Capital Account balances until all such Capital Accounts have zero balances; provided, however, that if the amount of Losses so to be allocated is less than the sum of the positive balances in the Capital Accounts of those Partners having positive balances in their Capital Accounts, then such Losses shall be allocated to the Partners in such proportions and in such amounts so that the Capital Account balances of each Partner shall equal, as nearly as possible, the amount such Partner would receive if an amount equal to the excess of (i) the sum of all Partners' balances in their Capital Accounts computed prior to the allocation of Losses under this clause First over (ii) the aggregate amount of Losses to be allocated to the Partners pursuant to this clause First were distributed to the Partners in accordance with the provisions of Clauses Twelfth and Thirteenth of Section 6.2C; and

        Second, the balance, if any, of such Losses shall be allocated to each of the Partners if such balance were distributed to the Partners in accordance with the provisions of Clauses Twelfth and Thirteenth of Section 6.2C.

   Section 6.2 Distributions Prior to Dissolution

   A.   Distribution of Cash Flow

        (i) Pre-Certificate of Occupancy Date. Subject to the terms of the Project Documents, any Cash Flow generated in or with respect to any Fiscal Year which ends prior to the Certificate of Occupancy Date shall be used by the General Partner to fund the excess cost of any item in the Budget or to enhance the Project.

        (ii) Post-Certificate of Occupancy Date. Subject to the terms of the Project Documents, any Cash Flow generated in or with respect to any Fiscal Year shall be distributed or applied from time to time as required within ninety (90) days after the end of each Fiscal Year in the following order of priority:

   First, to pay any unpaid Management Fees to HRIM;

   Second, to pay any unpaid Investment Servicing Fees to the Special Limited Partner;

   Third, to pay any unpaid Negative Adjustment determined in accordance with
Section 5.4 hereof and any unpaid Loss Adjustment determined in accordance with
Section 5.5 hereof to the Investor Limited Partner;

   Fourth, to pay any unpaid Operating Deficit Loans or Project Cost Loans to the General Partner or the Investor Limited Partner, as the case may be; and

   Fifth, (i) so long as any portion of the Development Fee remains unpaid, eighty five (85%) percent of the balance of Cash Flow shall be applied to payment of the unpaid portion of the Development Fee, and fifteen (15%) percent of such balance shall be distributed as follows: one (1%) percent to the General Partner and ninety nine (99%) percent to the Investor Limited Partner, and (ii) after payment in full of the Development Fee, seventy (70%) percent of the balance of Cash Flow shall be paid to HRI as an Incentive Management Fee and thirty (30%) percent of such balance shall be distributed as follows: one (1%) percent to the General Partner and ninety nine (99%) percent to the Investor Limited Partner.

   B.   Distributions of Refinancing Proceeds

        Refinancing Proceeds shall be distributed in the following order of priority:

        First, to the payment of any expenses associated with the transaction generating such Refinancing Proceeds, including, without limitation, prepayment penalties, brokerage fees, legal fees and application fees;

        Second, to discharge, the debts and obligations of the Partnership owed to the holder of the Mortgage;

        Third, to fund reserves for contingent or unforeseen liabilities or obligations of the Partnership to the extent deemed reasonable by the General Partner;

        Fourth, to pay any unpaid Management Fees to HRIM;

        Fifth, to pay any outstanding Operating Deficit Loans made by the Investor Limited Partner, with payments to be applied first to accrued but unpaid interest and then to principal;

        Sixth, to pay any unpaid Negative Adjustment determined in accordance with Section 5.4 hereof and unpaid Loss Adjustment determined in accordance with
Section 5.5 hereof;

        Seventh, to pay any unpaid portion of the Development Fee;

        Eighth, to pay any outstanding Operating Deficit Loans made by the General Partner, with payments to be applied first to accrued but unpaid interest and then to principal;

        Ninth, to pay any outstanding Project Cost Loans or any other loans made by the General Partner to the Partnership, with payments to be applied, first to accrued but unpaid interest and then to principal;

        Tenth, to the Investor Limited Partner in an amount equal to the product of the negative balance of the Investor Limited Partner's Capital Account multiplied by 53.85% (the "Priority Amount");

        Eleventh, to the General Partner in an amount equal to the Priority Amount; and

        Twelfth, the balance to be distributed as follows: seventy (70%) percent to the General Partner and thirty (30%) percent to the Investor Limited Partner.

   C.   Distributions of Sale Proceeds

   Subject to the terms of the Project Documents and to the provisions of
Section 6.3 below, any Sale Proceeds shall be distributed in the following amounts and order of priority:

        First, to discharge, to the extent required by the documents relating to the First Mortgage Loan, the debts and obligations of the Partnership owed to the holder of the First Mortgage;

        Second, to the payment of any expenses associated with the transaction generating such Sale Proceeds, including, without limitation, prepayment penalties, brokerage fees, legal fees and application fees;

        Third, to fund reserves for contingent or unforeseen liabilities or obligations of the Partnership to the extent deemed reasonable by the General Partner (other than items listed in the other clauses of this Section 6.2C);

        Fourth, to pay any unpaid Management Fees to HRIM;

        Fifth, to pay any outstanding Operating Deficit Loans made by the Investor Limited Partner, with payments to be applied first to accrued but unpaid interest and then to principal;

        Sixth, to pay any unpaid Negative Adjustment determined in accordance with Section 5.4 hereof and unpaid Loss Adjustment determined in accordance with
Section 5.5 hereof;

        Seventh, to pay any unpaid portion of the Development Fee;

        Eighth, to pay any outstanding Operating Deficit Loans made by the General Partner, with payments to be applied first to accrued but unpaid interest and then to principal;

        Ninth, to pay any outstanding Project Cost Loans or any other loans made by the General Partner to the Partnership, with payments to be applied, first to accrued but unpaid interest and then to principal;

        Tenth, to the Investor Limited Partner in an amount equal to the product of the negative balance of the Investor Limited Partner's Capital Account multiplied by 53.85% (the "Priority Amount");

        Eleventh, to the General Partner in an amount equal to the Priority Amount; and

        Twelfth, the balance to be distributed as follows: seventy (70%) percent to the General Partner and thirty (30%) percent to the Investor Limited Partner.

   Section 6.3 Liquidation

   A. Upon the liquidation and dissolution of the Partnership, unless the business of the Partnership is continued pursuant to the provisions of Section
2.5 or Section 10.2 hereof, the General Partner shall liquidate the assets of the Partnership and cause the business of the Partnership to be wound up in accordance with the Act.

   B. Subject to the provisions of Section 6.3C below, any Capital Proceeds from a Terminating Capital Transaction remaining after payment of, or adequate provision for, the debts and obligations of the Partnership shall be distributed to those Partners with positive Capital Account balances (after taking into account all Capital Account adjustments for the Partnership taxable year).

   C. Except as hereinafter specifically provided, if following the "liquidation" of a Partner's interest in the Partnership (as defined in Section 1.704-1(b)(2)(ii)(g) of the Allocation Regulations) or the dissolution of the Partnership and the distribution or liquidation of its assets in accordance with the foregoing provisions of this Section 6.3, the Partner whose interest is being liquidated (or, in the case of the liquidation and dissolution of the Partnership, any Partner) has a negative balance in its Capital Account after adjusting such Capital Account to reflect the allocations and distributions required under Sections 6.1 and 6.2 above (including, without limitation, the allocation to such Partner of his or its Share of Partnership Minimum Gain and/or Share of Partner Nonrecourse Debt Minimum Gain), the amount of such negative balance shall be contributed by such Partner to the Partnership on the first to occur of (i) the date which is ten (10) days after the delivery to such Partner of a certificate of the Accountants, prepared in good faith and at the expense of the Partnership, setting forth the calculation of such Partner's negative Capital Account balance, or (ii) the later of (A) the last day of the taxable year of the Partnership in which such liquidation occurs, or (B) 90 days after the date of the liquidation. Any such amount shall be distributed to those Partners having positive Capital Account balances in proportion to, and to the extent necessary to eliminate such positive balances, or in such other manner as may be required under Section 1.704-1(b)(2)(ii)(b)(3) of the Allocation Regulations.

   D. The parties intend that, as a result of the application of the allocation and distribution provisions contained in this Section 6, any Sale Proceeds from a Terminating Capital Transaction will be distributed in the same manner as Sale Proceeds are distributed under the provisions of Section 6.2C.
If the Partnership is advised at any time by the Accountants or counsel to the Partnership that an actual distribution of Sale Proceeds at the end of any Fiscal Year in accordance with the provisions of Section 6.3C would not result in each Partner receiving the amount that it would have received if Section 6.2C rather than Section 6.3B applied to such distribution, the General Partner shall so notify the Investor Limited Partner and, with the Consent of the Investor Limited Partner, is authorized and empowered to amend the provisions of this
Section 6 relating to the allocation of Profits and Losses (other than the Regulatory Allocations) for such Fiscal Year (and for subsequent Fiscal Years if necessary) to cure such defect consistent with the principles set forth in the first sentence of this Section 6.3D.

   Section 6.4 Special Distribution Provisions

   A. Notwithstanding anything to the contrary contained herein, in no event shall the General Partner receive as an aggregate distribution under Sections
6.2 or 6.3 hereof less than one (1%) percent of the aggregate amounts distributed to all the Partners under Sections 6.2 or 6.3 hereof. In order to carry the immediately preceding sentence into effect, in the event that any aggregate distribution to the General Partner would, but for the provisions of this paragraph, fail to equal or exceed one (1%) percent of the aggregate amount distributable to all the Partners, then the amounts otherwise distributable to all the Partners under Sections 6.2 or 6.3 hereof shall be reduced and reallocated to the General Partner in order to assure the General Partner of its one (1%) percent share.

   B. Except as otherwise specifically provided in this Section 6.4, if the funds available for any Distribution to the Partners are insufficient to distribute to any class of Partners the maximum amount which otherwise would be distributable to such class under the applicable provision(s) of this Section 6, the amount available for distribution shall be distributed pro rata to the members of such class in proportion to their respective paid-in Capital Contributions.

   Section 6.5 Special Allocation Provisions

   Notwithstanding anything to the contrary contained herein:

   A. Nonrecourse Deductions shall be allocated ninety nine (99%) percent to the Investor Limited Partner and one (1%) percent to the General Partner.

   B. Partner Nonrecourse Deductions shall be allocated to and among the Partners in the manner provided in the Allocation Regulations.

   C. Subject to the provisions of Section 6.5R, if there is a net decrease in Partnership Minimum Gain for a Partnership Fiscal Year, the Partners shall be allocated items of Partnership income and gain in accordance with the provisions of Section 1.704-2(f) of the Allocation Regulations.

   D. Subject to the provisions of Section 6.5R, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain for a Partnership Fiscal Year, then any Partner with a Share of such Partner Nonrecourse Debt Minimum Gain shall be allocated items of Partnership income and gain in accordance with the provisions of Section 1.704-2(i)(4) of the Allocation Regulations.

   E. Subject to the provisions of Sections 6.5A through 6.5D above, in the event that any Limited Partner (who is not also a General Partner) unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Allocation Regulations, items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible. This Section 6.5E is intended to constitute a "qualified income offset" provision within the meaning of the Allocation Regulations and shall be interpreted consistently therewith.

   F. Subject to the provisions of Sections 6.5A through 6.5E above, in no event shall the Limited Partner be allocated Losses which would cause him to have an Adjusted Capital Account Deficit as of the end of any Partnership Fiscal Year. Any Losses which are not allocated to a Limited Partner by reason of the application of the provisions of this Section 6.5F shall be allocated to the General Partner.

   G. Subject to the provisions of Sections 6.5A through 6.5F above, in the event that any Limited Partner (who is not also a General Partner) has an Adjusted Capital Account Deficit at the end of any Partnership Fiscal Year, items of Partnership income and gain shall be specially allocated to each such Limited Partner in the amount of such Adjusted Capital Account Deficit as quickly as possible.

   H. Without limiting the generality of Section 6.5B above, (i) if the General Partner makes Project Expense Loans or (ii) if the Partnership incurs recourse obligations to fund the payment of deductible items which are not anticipated to be paid in the ordinary course of business (Project Expense Loans, obligations and losses under clauses (i), and (ii) being referred to herein collectively as "Excess Expenses") in respect of any Fiscal Year, then the calculation and allocation of Losses shall be adjusted as follows: first, an amount of deductions equal to such Excess Expenses for the Fiscal Year in question shall be allocated to the General Partner; and second, the balance of such deductions and all gross income shall be allocated as provided in
Section 6.1A. Nothing in this Section 6.5H shall prevent the Partnership from recovering an extraordinary loss from a General Partner who is liable therefor by law or under this Agreement. If any Excess Expenses shall be repaid by the Partnership during any Fiscal Year, then the allocation of Profit and Losses under Section 6.1A for such Fiscal Year shall be adjusted as follows: first, the General Partner shall be allocated an amount of the gross income of the Partnership equal to the amount of the Excess Expenses repaid in such Fiscal Year; and second, the balance of such gross income and all deductions shall be allocated as provided in Section 6.1A.

   I. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value. In the event that the Gross Asset Value of any Partnership Property is adjusted pursuant to the terms of this Agreement, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.5I are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

   J. For purposes of determining the Profits, Losses, Tax Credits or any other items allocable to any period, Profits, Losses, Tax Credits and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code
Section 706 and the Treasury Regulations thereunder.

   K. To the extent that interest on loans (or other advances which are deemed to be loans) made by any General Partner to the Partnership is determined to be deductible by the Partnership in excess of the amount of interest actually paid by the Partnership, such additional interest deduction(s) shall be allocated solely to such General Partner.

   L. If the IRS successfully disallows the deduction of all or any part of any fee paid by the Partnership to a General Partner or its Affiliates by recharacterizing such fee as a Distribution to such General Partner, there shall be, to the extent permitted by the Code, a special allocation of gross income to such General Partner for the Fiscal Year with respect to which such disallowed deduction was claimed by the Partnership in the amount of such disallowed deduction.

   M. Except as otherwise specifically provided in this Section 6, all Profits, Losses and Tax Credits allocated to each class of Partners shall be shared by the respective Partners in such class in the ratio which the paid-in Capital Contribution of each Partner in such class bears to the aggregate paid-in Capital Contributions of all Partners in such class.

   N. Notwithstanding anything to the contrary contained herein, the General Partner (or, if there is more than one General Partner, all of the General Partners as a group) shall be allocated not less than one (1%) percent of each material item of Partnership income, gain, loss, deduction and credit ("Partnership Items") at all times during the existence of the Partnership, provided, however, that temporary non-conformance with the provisions of this
Section 6.5N shall be permitted to the extent permitted by Revenue Procedure 89-12 or any successor provisions. Subject to the foregoing, in the event that there is no allocation of a material Partnership Item to the General Partner(s) hereunder or if the amount of any material Partnership Item allocable to the General Partner(s) hereunder shall not equal one (1%) percent of the aggregate amount allocable to all the Partners without giving effect to this provision, then the amount of such Partnership Item(s) otherwise allocable to the Limited Partner hereunder shall be correspondingly reduced in order to assure the General Partner(s) of its or their one (1%) percent share. Any such reduction shall be applied to reduce the shares of all classes of Limited Partners in proportion to their respective percentage interests.

   O. For purposes of determining each Partner's proportionate share of the excess Nonrecourse Liabilities of the Partnership pursuant to Section 1.752-3(a)(3) of the Allocation Regulations, the Investor Limited Partner shall be deemed to have a ninety nine (99%) percent interest in Profits, and the General Partner shall be deemed to have a one (1%) percent interest in Profits.

   P. Any recapture of any Historic Rehabilitation Tax Credit shall be allocated to and among the Partners in the same manner in which the Partners share the expenditures giving rise to such Historic Rehabilitation Tax Credit.

   Q. In the event the adjusted tax basis of any investment credit property that has been placed in service by the Partnership is increased pursuant to
Section 50(c) of the Code, such increase shall be allocated among the Partners (as an item in the nature of income or gain) in the same proportions as the investment tax credit that is recaptured with respect to such property is shared among the Partners. Any reduction in the adjusted tax basis (or cost) of Partnership investment credit property pursuant to Section 50(c) of the Code shall be allocated among the Partners (as an item in the nature of expenses or losses) in the same proportions as the basis (or cost) of such property is allocated pursuant to Treasury Regulation Section 1.46-3(f)(2)(i).

   R. The basis (or cost) of any Partnership investment credit property shall be allocated among the Partners in accordance with Treasury Regulation Section 1.46-3(f)(2)(i). All Historic Rehabilitation Tax Credits shall be allocated among the Partners in accordance with applicable law. In the event Partnership investment credit property is disposed of during any taxable year, Profits for such taxable year (and, to the extent such Profits are insufficient, Profits for subsequent taxable years) in an amount equal to the excess, if any, of (i) the reduction in the adjusted tax basis (or cost) of such property pursuant to
Section 50(c) of the Code, over (ii) any increase in the adjusted tax basis of such property, shall be allocated among the Partners in proportion to their respective shares of such excess determined pursuant to Section 6.5Q hereof. In the event that more than one item of such property is disposed of by the Partnership, the foregoing sentence shall apply to such items in the order in which they are disposed of by the Partnership, so that Profits equal to the entire amount of such excess with respect to the first such property disposed of shall be allocated prior to any allocations with respect to the second such property disposed of, etc.

   S. If for any Fiscal Year the application of the minimum gain chargeback provisions of Section 6.5C or Section 6.5D would cause a distortion in the economic arrangement among the Partners and it is not expected that the Partnership will have sufficient other income to correct that distortion, the General Partner may request a waiver from the Commissioner of the IRS of the application in whole or in part of Section 6.5C or Section 6.5D in accordance with Section 1.704-2(f)(4) of the Allocation Regulations. Furthermore, if additional exceptions to the minimum gain chargeback requirements of the Allocation Regulations have been provided through revenue rulings or other IRS pronouncements, the General Partner is authorized to cause the Partnership to take advantage of such exceptions if to do so would be in the best interest of a majority in interest of the Partners.

   T. If for any Fiscal Year the application of the minimum gain chargeback provisions of Section 6.5C or Section 6.5D would cause a distortion in the economic arrangement among the Partners and it is not expected that the Partnership will have sufficient other income to correct that distortion, the General Partner may request a waiver from the Commissioner of the IRS of the application in whole or in part of Section 6.5C or Section 6.5D in accordance with Section 1.704-2(f)(4) of the Allocation Regulations. Furthermore, if additional exceptions to the minimum gain chargeback requirements of the Allocation Regulations have been provided through revenue rulings or other IRS pronouncements, the General Partner is authorized to cause the Partnership to take advantage of such exceptions if to do so would be in the best interest of a majority in interest of the Partners.

   U. Except as otherwise specifically provided in this Agreement, all items of Partnership income, gain, loss, deduction and other items not specifically provided for shall be allocated to and among the Partners in the same manner as Profits and Losses are allocated pursuant to the provisions of Section 6.1. Allocations pursuant to this Section 6.5U are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, Tax Credits or Distributions pursuant to any other provisions of this Agreement.

   Section 6.6 Order of Application

   The provisions of this Section 6 shall be applied in the order required by the applicable provisions of the Allocation Regulations or if no such order is specified, in the manner determined by the Accountants.


           SECTION 7:  RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER

   Section 7.1 Restrictions on Authority

   A. Notwithstanding any other provisions of this Agreement, the General Partner shall have no authority to perform any act in respect of the Partnership or the Project in violation of (i) the Regulations or any other applicable law and regulations, or (ii) any agreement between the Partnership and the Lender. With respect to the execution of the Loan Documents and the Project Documents, however, violation of the preceding sentence shall result only in liability of the General Partner to the Partnership and the other Partners, and shall not invalidate or cause the Partnership not to be bound by any of said documents except that any agreement between the Partnership and the General Partner or its Affiliates may be rejected if the Consent of the Investor Limited Partner is not obtained.

   B. Except as provided in Sections 3 and 5.7, the General Partner shall not have any authority to do any of the following acts without the consent of the Special Limited Partner (which, in the case of a refinancing of the Mortgage Loan or a sale, and except as provided in Section 3 and Section 5.7, may be given or withheld with or without cause in its sole discretion) and, if required, any Requisite Approvals:

        (i) to incur indebtedness for money borrowed on the general credit of the Partnership; or

        (ii)   to make a material change to the Plans and Specifications; or

        (iii) following the Certificate of Occupancy, to construct any new capital improvements, or to replace any existing capital improvements if construction or replacement would substantially alter the character or use of the Project or expand the Project; or

        (iv) to acquire any real property in addition to Parcel One and Parcel Two (other than easements or similar rights necessary or convenient for the operation of the Project); or

        (v) to cause the Partnership to make any loan or advance to any Person except as provided in Section 2.4(iii) (for purposes of this clause, accounts receivable in the ordinary course of business from Persons other than the General Partner or its Affiliates shall not be deemed to be advances or loans); or

        (vi)   to take any action which would cause a Recapture Event; or

        (vii)  to sell all or substantially all of the Partnership Property; or

        (viii) to refinance the Mortgage Loan; or

        (ix)   to appoint a new Manager; or

        (x)    to appoint new Accountants; or

        (xi) to admit a Person as a Limited Partner, except as provided in this Agreement.

   Section 7.2 Personal Services and Competition

   A. The General Partner shall receive no compensation for its services as General Partner except as specifically provided in this Agreement.

   B. The General Partner may be engaged in other activities and occupations unrelated to the Partnership, and the General Partner shall be required to devote only so much of its time as shall be necessary to the proper conduct of the affairs of the Partnership. Any Partner may engage in and have an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, construction, rehabilitation, renovation, improvement, management and development of real property whether or not such real property is directly or indirectly in competition with the Project. Neither the Partnership nor any other Partner shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, regardless of the location of such real property and whether or not such venture was presented to such Partner as a direct or indirect result of its connection with the Partnership or the Project.

   Section 7.3 Business Management and Control; Designation of Managing
               General Partner

   A. The General Partner shall have the exclusive right to manage the business of the Partnership and, except as otherwise specifically provided herein, shall have all of the rights and powers granted to general partners pursuant to the provisions of the Act. No Limited Partner (except one who may also be a General Partner, and then only in its capacity as a General Partner) shall (i) have any authority or right to act for or bind the Partnership, or
(ii) except as required by law, participate in or have any control over the Partnership business. The Limited Partners hereby consent to the exercise by the General Partner of the powers conferred on it by this Agreement. Any action required or permitted to be taken by a corporate General Partner hereunder may be taken by such of its proper officers or agent as it may validly designate for such purpose.

   B. If at any time there is more than one General Partner, the powers and duties of the General Partners hereunder shall be exercised in the first instance by the Managing General Partner who, subject to the terms and provisions of this Agreement, shall manage the business and affairs of the Partnership. Each Managing General Partner is hereby authorized to execute and deliver in the name and on behalf of the Partnership all such documents and papers (including any required by any Agency or Lender) as such Managing General Partner deems necessary or desirable in carrying out such duties hereunder. HRI is hereby designated as the initial Managing General Partner; in the event that it shall become unable to serve in such capacity or shall cease to be a General Partner, the remaining General Partners (if any) may from time to time designate from among themselves by consent one or more substitute or additional Managing General Partners subject to the consent of the Special Limited Partner. If for any reason no designation is in effect, the powers of the Managing General Partners shall be exercised by the majority consent of any remaining General Partners. Any action required or permitted to be taken by a corporate General Partner hereunder may be taken by such of its proper officers or agents as it shall validly designate for such purpose.

   C. In the event that a Material Default occurs, and in addition to any other rights granted to the Special Limited Partner hereunder, including, without limitation, its right to remove and replace the General Partner pursuant to the provisions of Section 8 hereof, the Special Limited Partner may, at its election, proceed to exercise its rights under this Section 7.3 by giving notice of such Material Default to the General Partner, except in the case of a Terminating Event with respect to a sole General Partner, in which case no notice to the General Partner shall be required and the rights of the Special Limited Partner set forth in this Section shall be immediately exercisable. If such default is not cured within ten (10) business days of such notice (or cured within a reasonable time in the event that it is impossible to cure such default within such 10-day period, provided that the General Partner is diligently and in good faith seeking to cure such default and there has been no assignment of or institution of proceedings to foreclose any Mortgage), the Special Limited Partner may elect to become, or to designate another Person to become, an additional General Partner with all the rights and privileges of a General Partner. Upon such election by the Special Limited Partner, the Special Limited Partner or such other Entity shall automatically become and shall be deemed to be a General Partner and each Partner hereby irrevocably appoints the Special Limited Partner (with full power of substitution) as the attorney-in-fact of such Partner for the purpose of executing, acknowledging, swearing to, recording and/or filing any amendment to this Agreement necessary or appropriate to confirm the foregoing. If the Special Limited Partner or such other Person shall become an additional General Partner as herein stated, its interest in the Partnership shall not be increased as a result thereof. In the event of the admission of the Special Limited Partner or such Person as a General Partner pursuant to this Section 7.3C, and if there are then any other General Partners, the Special Limited Partner or such other Person shall have managerial rights, authority and voting rights of fifty one (51%) percent on any matters to be decided or voted upon by the General Partners or the Managing General Partner, as the case may be, and the rights and authority of the remaining General Partners or the Managing General Partner, as the case may be, shall be deemed equally divided among them.

   Section 7.4 Duties and Obligations of the General Partner

   A. The General Partner shall use reasonable efforts to carry out the purposes, business and objectives of the Partnership referred to in Section 2.3, and shall devote to Partnership business such time and effort as shall be reasonably required, in its sole discretion, for the Partnership's welfare and success, including, without limitation, such of its time as may be necessary to
(i) supervise the activities of the Manager, (ii) make inspections of the Project to determine if the Project is being properly maintained and that necessary repairs are being made thereto (and to take, or to cause the Manager to take, such steps as are necessary to effectuate such repairs), (iii) prepare or cause to be prepared all reports of operations which are to be furnished to the Partners or which are required by any Lender or HUD, and all taxing bodies or any other appropriate Governmental Authorities, (iv) subject to any additional requirements imposed by the Project Documents, cause the Project to be insured against fire and other risks covered by such insurance in the manner specified in Exhibit E, (v) obtain and keep in force during the term of the Partnership business or rental interruption, worker's compensation (if applicable) and public liability insurance for the benefit of the Partnership and its Partners in amounts which satisfy the requirements specified in
Exhibit E, (vi) enforce all contracts entered into for the benefit of the Partnership, and (vii) do all other things which may be necessary to manage the affairs and business of the Partnership. All of the insurance policies required by this Section 7.4A shall satisfy the requirements specified in Exhibit E. In addition, the General Partner shall promptly provide the Special Limited Partner or its representatives with copies of such insurance policies upon request from time to time. The General Partner shall review regularly all of the Partnership and Project insurance coverage to insure that it is adequate and that it complies with the provisions of Exhibit E. Without limiting the generality of the foregoing, the General Partner shall review at least annually the insurance coverage required by Exhibit E to insure that it is in an amount at least equal
to the then current full replacement value of the Project.   Further, in the
event of any casualty, to the extent required by this Agreement, and provided that the insurance proceeds shall be made available therefor, the General Partner shall repair any damage to the Project which was caused by such event, so as to restore the Project (as nearly as possible) to the condition and market value thereof immediately prior to such occurrence.

   B. The General Partner shall operate the Project in accordance with the terms of this Agreement and (i) the Project Documents, (ii) all applicable statutes, rules and regulations with respect to the Project, and (iii) any other agreement relating to the Project.

   C. The General Partner shall use reasonable efforts consistent with sound management practice and with the terms of the Project Documents to maximize the Cash Flow available for distribution to the Partners.

   D. The General Partner will use reasonable efforts to take all necessary actions to ensure that the Project will constitute a "certified historic structure" within the meaning of Section 47(c)(3)(A) of the Code and, upon completion of the Rehabilitation, will qualify as a "qualified rehabilitated building" within the meaning of Section 47(c)(1)(A) of the Code.

   E. The General Partner will use its best efforts to take all necessary actions to ensure that the rehabilitation expenditures incurred in connection with the Project will constitute "qualified rehabilitation expenditures" within the meaning of Section 47(g)(2) of the Code, and the Partnership will make the elections and otherwise comply with the provisions of Sections 46, 47(g), 49 and 168 of the Code and the Treasury Regulations promulgated thereunder.

   F. The General Partner will execute and deliver the Facade Donation Documents and will take such action, and execute and deliver such additional documents, instruments, certificates or agreements as may be necessary or desirable to effectuate the terms and intent of the Facade Donation Documents.

   G. The General Partner agrees that, except as provided in or contemplated by the Project Documents, neither it nor any Related Person will at any time bear the economic risk of loss for payment of any Mortgage Loan. The General Partner agrees that it will not cause any Limited Partner at any time to bear the economic risk of loss for payment or performance under the Mortgage Loans; provided, however, that the Investor Limited Partner shall be liable for the performance of its obligations set forth in this Agreement.

   H. The General Partner shall (i) not store (except in compliance with all laws, ordinances, and regulations pertaining thereto), or dispose of any Hazardous Material at the Project, or at or on any other Site or Vessel owned, occupied, or operated either by any General Partner, any Affiliate of a General Partner, or any Person for whose conduct any General Partner is or was responsible; (ii) neither directly nor indirectly transport or arrange for the transport of any Hazardous Material (except in compliance with all laws, ordinances, and regulations pertaining thereto); (iii) provide the Investor Limited Partner with written notice (x) upon any General Partner's obtaining knowledge of any potential or known release, or threat of release, of any Hazardous Material at or from the Project or any other Site or Vessel owned, occupied, or operated by any General Partner, any Affiliate of a General Partner or any Person for whose conduct any General Partner is or was responsible or whose liability may result in a lien on the Project; (y) upon any General Partner's receipt of any notice to such effect from any Federal, state, or other Governmental Authority; and (z) upon any General Partner's obtaining knowledge of any incurrence of any expense or loss by any such Governmental Authority in connection with the assessment, containment, or removal of any Hazardous Material for which expense or loss any General Partner may be liable or for which expense or loss a lien may be imposed on the Project.

   I. If the General Partner becomes aware of the presence of levels of Hazardous Material at (or in connection with the operations of) the Project, in concentrations and under conditions deemed detrimental to human health under any applicable Hazardous Substance Laws, and/or in quantities or proportions that exceed safe limits for such substance established by any such Hazardous Substance Laws, the General Partner shall (i) notify all Partners of such situation and (ii) take all actions necessary to correct such situation as expeditiously as possible and to prevent the Project from being in violation of any Hazardous Substance Laws, provided, however, that the General Partner may use Partnership funds for such purposes and shall not be required by the provisions hereof to use its own personal funds, except as may be required pursuant to the terms of this Agreement.

   J. The General Partner represents that it has a net worth sufficient to satisfy the Designated Net Worth Standard. The General Partner covenants that
(i) during the Initial Operating Period, it will maintain a new worth equal to or greater than Four Million and No/100 ($4,000,000.00) Dollars determined in accordance with GAAP and (ii) it will not, without the Consent of the Special Limited Partner, reduce its net worth including, but not limited to, by making distributions to any of its principals or other owners of a beneficial interest in the General Partner, by way of payment of dividends to stockholders, increasing salaries paid to officers, making any other distributions to stockholders, officers or directors of an Entity comprising the General Partner, or taking any other action which would reduce the net worth of the General Partner below that required to meet the Designated Net Worth Standard.

   K. Except as otherwise specifically provided herein, neither the General Partner, nor any director, employee or agent of any General Partner, its subcontractors or vendors, shall give to or receive from any director, employee, agent or other Affiliate of the Investor Limited Partner, any gift or entertainment of significant value or any commission, fee or rebate in connection with the organization, business or operations of the Partnership. In addition, neither the General Partner nor any director, employee, agent or other Affiliate of any General Partner, nor its subcontractors or vendors, shall enter into any business arrangement with any director, employee, agent or other Affiliate of the Investor Limited Partner and the Special Limited Partner who is not acting as a representative of the Investor Limited Partner or the Special Limited Partner, or their Affiliates, with prior written notification thereof to them. Any representatives authorized by the Investor Limited Partner and the Special Limited Partner may audit any and all records of the General Partner and the Partnership, and any subcontractors or vendors of either for the sole purpose of determining whether there has been compliance with the provisions of this Section 7.4K.

   L. In operating the Project, the General Partner shall use reasonable efforts to obtain all contracts, materials, supplies, utilities and services required by the Project on the most advantageous terms available to the Project. The General Partner shall secure and credit to the Partnership, and not receive or retain for itself, its agents, employees or Affiliates, any discounts, compensation, rebates or commissions obtainable with respect to any and all purchases, service contracts, and all other transactions affecting the Project, including with limitation, any compensation received from the assignment or transfer of any contracts affecting the Project.

   M. The General Partner shall complete or cause to be completed the rehabilitation and development activities of the Project in a timely and workmanlike manner in accordance with (x) all applicable requirements of the Project Documents, (y) all applicable requirements of all appropriate Governmental Authorities, and (z) the Plans and Specifications.

   N. The General Partner or any Affiliates thereof shall have the right to contract or otherwise deal with the Partnership for the sale of goods or services to the Partnership in addition to those set forth herein, if (i) the compensation paid or promised for such goods or services is reasonable (i.e., at fair market value) and is paid only for goods or services actually furnished to the Partnership, (ii) the goods or services to be furnished shall be reasonable for and necessary to the Partnership, (iii) the fees, terms and conditions of such transaction are at least as favorable to the Partnership as would be obtainable in an arm's-length transaction, and (iv) no agent, attorney, accountant or other independent consultant or contractor who also is employed on a full-time basis by the General Partner or any Affiliate shall be compensated by the Partnership for his services. Any contract covering such transactions shall be in writing and shall be terminable without penalty on sixty (60) days notice. Any payment made to the General Partner or any Affiliate for such goods or services shall be fully disclosed to the Limited Partners in the reports required under Section 9. Neither the General Partner nor any Affiliate shall, by the making of lump-sum payments to any other Person for disbursement by such other Person, circumvent the provisions of this Section 7.4N.

   Section 7.5 Certain Payments to the Developer and its Affiliates

   A. As a fee for its services in connection with the development of the Property, the Developer shall receive a fee (the "Development Fee") in the amount set forth in the Development Agreement. If the Development Fee has not been fully paid by the fifteenth anniversary of the Certificate of Occupancy Date, the General Partner shall make a Project Cost Loan to the Partnership in an amount sufficient to enable the Partnership to pay any unpaid portion of the Development Fee.

   B. The Partnership also shall enter into the Incentive Management Agreement with HRI under which HRI shall agree to provide consultative services to the Partnership and Project, to undertake to perform such bookkeeping, financial and reporting services to be performed under Section 9 (other than those to be performed by the Accountants) as the Partnership may request, and to perform the other services provided in the Incentive Management Agreement. The Incentive Management Agreement shall provide that the sole compensation payable to HRI for such services shall be the Incentive Management Fee if and to the extent funds are available for the payment thereof out of Cash Receipts of the Partnership, which fees for each Fiscal Year shall be calculated in the manner specified in the Incentive Management Agreement.

   Section 7.6 Fiduciary Duty of General Partner

   The General Partner shall have a fiduciary responsibility to the Limited Partners for the safekeeping and use of all Partnership Property, whether or not in its immediate possession or control, and shall not use of or dispose of Partnership Property in any manner except for the Partnership's exclusive benefit. The General Partner shall not contract away its fiduciary duties under the common law of agency.

   Section 7.7 Indemnification

   A. No General Partner or Affiliate of a General Partner shall have any liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of such General Partner or such Affiliate if such General Partner or Affiliate, in good faith, determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute gross negligence or wilful misconduct of such General Partner or such Affiliate. To the full extent permitted by law, each General Partner and his or its Affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Partnership, provided that the same were not the result of gross negligence or wilful misconduct on the part of such General Partner or such Affiliate and were the result of a course of conduct which such General Partner or Affiliate, in good faith, determined was in the best interest of the Partnership. Any indemnity under this Section 7.7 shall be provided out of and to the extent of Partnership assets only, and no Limited Partner shall have any personal liability on account thereof.

   B. Notwithstanding the provisions of Section 7.7A, no General Partner, no Person acting as a broker-dealer, nor any Affiliate thereof, shall be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves indemnification of litigation costs, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves indemnification of litigation costs, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

   C. The Partnership shall not incur the costs of that portion of any insurance, other than public liability insurance, which insures any party against any liability as to which such party is herein prohibited from being indemnified. Nothing contained in this Section 7.7, however, shall restrict the right of the Partnership to (i) indemnify unaffiliated parties who will be performing services on behalf of the Partnership, including but not limited to consultants, engineers and experts, pursuant to any contract entered into by a General Partner on behalf of the Partnership in order to carry out the objectives of the Partnership, or (ii) apply Partnership funds, including, without limitation, proceeds of public liability insurance in favor of the Partnership, to cover damage to property or personal injuries to unaffiliated parties.

   Section 7.8 Liability of General Partner to Limited Partners

   Except as otherwise specifically provided in this Agreement, no General Partner or Affiliate thereof shall be liable, responsible or accountable for damages or otherwise to any Limited Partner for any act performed within the scope of the authority conferred by this Agreement, except for acts of gross negligence or wilful misconduct or for damages arising from any material misrepresentation or breach of any covenant or warranty set forth herein. In any instance in which a General Partner or Affiliate thereof is in doubt as to the propriety of any proposed action or omission under the terms of this Agreement, such General Partner or Affiliate may, but shall not be under any duty to, seek the ratification of such action or omission by the Consent of the Investor Limited Partners; if such Consent of the Investor Limited Partner is obtained thereto, such General Partner or Affiliate shall be fully protected in relying thereon, and actions or omissions in reliance thereon shall not be deemed to be a breach of any provisions of this Agreement.

   Section 7.9 Tax Matters Partner

   A. The Tax Matters Partner ("TMP") for the Partnership shall be the General Partner (or, if there is a Managing General Partner, the Managing General Partner) serving in such capacity from time to time.

   B. The TMP shall have the right to resign as the TMP by giving thirty (30) days written notice to each Partner, provided there is another General Partner willing to serve in such capacity. Upon the resignation, death, legal incompetency or Bankruptcy of the Person serving as the TMP, any successor to the interest of the TMP pursuant to the applicable provisions of this
Section 7.9 shall be designated as the successor TMP, but such designee shall not become the TMP until the designation of such Person has been approved by the Consent of the Investor Limited Partners, which consent shall not be unreasonably withheld or delayed.

   C. The TMP shall employ experienced tax counsel to represent the Partnership in connection with any audit or investigation of the Partnership by the IRS, and in connection with all subsequent administrative and judicial proceedings arising out of such audit. The fees and expenses of such counsel shall be a Partnership expense and shall be paid by the Partnership. Such counsel shall be responsible for representing the Partnership; it shall be the responsibility of the General Partner and of the Investor Limited Partner, at their expense, to employ tax counsel to represent their respective separate interests.

   D. The TMP shall keep the Partners informed of all administrative and judicial proceedings, as required by Section 6623(g) of the Code, and shall furnish to each Partner who so requests in writing, a copy of each notice or other communication received by the TMP from the IRS (except such notices or communications as are sent directly to such requesting Partner by the IRS). All third party costs and expenses incurred by the TMP in serving as the TMP shall be Partnership expenses and shall be paid by the Partnership, provided, however, that if the Partnership does not have sufficient funds to pay such costs and expenses, the Partners shall make additional Capital Contributions to the Partnership to pay such costs and expenses, pro rata in accordance with their respective interests in Operating Profits and Losses, within 15 days after notice from the General Partner.

   E. The TMP shall not have the authority, unless such action has been approved by the Consent of the Investor Limited Partner, to do all or any of the following:

        (i) to enter into a settlement agreement with the IRS which purports to bind partners other than the TMP,

        (ii) to file a petition as contemplated in Section 6226(a) or 6228 of the Code,

        (iii) to intervene in any action as contemplated in Section 6226(b) of the Code,

        (iv) to file any request contemplated in Section 6227(b) of the Code, or

        (v) to enter into an agreement extending the period of limitations as contemplated in Section 6229(b)(1)(B) of the Code.

   F. The relationship of the TMP to the Investor Limited Partner is that of a fiduciary, and the TMP has a fiduciary obligation to perform its duties in such manner as will serve the best interests of the Partnership and the Investor Limited Partner.

   G. The Partnership shall indemnify the TMP (including the officers and directors of a corporate TMP) against judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees) reasonably incurred by them in any civil, criminal or investigative proceeding in which they are involved or threatened to be involved by reason of being the TMP, provided that the TMP acted in good faith, within what is reasonably believed to be the scope of its authority and for a purpose which it reasonably believed to be in the best interests of the Partnership or the Partners. The TMP shall not be indemnified under this provision against any liability to the Partnership or its Partners to any greater extent than the indemnification allowed by Section 7.7 of this Agreement. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable statute, agreement, vote of the Partners, or otherwise.

   Section 7.10    Access and Reports

   The General Partner shall permit the Investor Limited Partner and Special Limited Partner and their representatives to have access to the Project at all reasonable times during normal business hours and to examine all agreements and plans and specifications relating to the Project and shall deliver copies and such reports as may reasonably be required by them. The General Partner shall promptly provide the Investor Limited Partner and Special Limited Partner with copies of all correspondence, notices and reports sent pursuant to and received under the Project Documents or from any Governmental Authority with respect to the Project, together with copies of all other correspondence which a prudent investor would wish to examine in connection with a similar transaction.

   Section 7.11    Representations and Warranties of the General Partner

   The General Partner hereby represents, warrants and covenants to and with the Partnership and the Investor Limited Partner and Special Limited Partner that as of the date of this Agreement:

   A. The Partnership shall be a duly organized limited partnership validly existing under the laws of the State and will comply with all recording requirements with the proper authorities in the State necessary to establish the limited liability of the Investor Limited Partner and Special Limited Partner as provided herein.

   B. The General Partner is a duly organized corporation validly existing under the laws of the State and has full power and authority to perform its obligations under the Development Agreement and the Project Documents and/or this Agreement, as the case may be.

   C. No litigation, demand, investigation, claim or proceeding against the Partnership or the General Partner or any other litigation or proceeding directly affecting the Project is pending or, to the Best Knowledge of the General Partner, threatened, before any court, administrative agency or other Governmental Authority which would, if adversely determined, have a material adverse effect on the Partnership or the General Partner, or their respective business or operations.

   D. No default by the General Partner or any Affiliate thereof having any relationship with the Project, or the Partnership, in any material respect has occurred or is continuing (nor has there occurred any continuing event which, with the giving of notice or the passage of time or both, would constitute such a default in any material respect) under any of the Project Documents, and the Project Documents are in full force and effect (except to the extent fully performed in accordance with their respective terms).

   E. No Partner or Related Person thereof directly or indirectly bears the economic risk of loss with respect to the payment of principal and interest on the Mortgage Loan.

   F. All material building, zoning, health, safety, business and other applicable certificates, permits and licenses necessary to permit the construction, use, occupancy and operation of the Project have been or will, at the time required, be obtained and maintained (other than, prior to completion of the construction or rehabilitation of the Project or a specified portion thereof, such as are issuable only on the completion of the construction or rehabilitation of the Project or such specified portion thereof); and neither the Partnership nor any General Partner has received any notice or has any knowledge of any violation with respect to the Project of any law, rule, regulation, order or decree of any Governmental Authority having jurisdiction which would have a material adverse effect on the Project or the construction, use or occupancy thereof, except for violations which have been cured and notices or citations which have been withdrawn or set aside by the issuing agency or by an order of a court of competent jurisdiction.

   G. The Partnership has good and marketable title to the Project, free and clear of any liens, charges or encumbrances other than the Mortgages, matters set forth in the Title Policy, encumbrances the Partnership is permitted to create under the terms of this Agreement, and mechanics' or other liens which have been bonded against in such a manner as to preclude the holder of such lien from having any recourse to the Property or the Partnership for payment of any debt secured thereby.

   H. The execution and delivery of all instruments and the performance of all acts heretofore or hereafter made or taken or to be made or taken, pertaining to the Partnership or the Project by the General Partner have been or will be duly authorized by all necessary action, and the consummation of any such transactions with or on behalf of the Partnership will not constitute a breach or violation of, or a default under, the articles of organization or operating agreement of the limited liability company or any agreement by which the limited liability company or any of its properties is bound, nor constitute a violation of any law, administrative regulation or court decree.

   I.   No Material Default has occurred and/or is continuing.

   J.   No Event of Bankruptcy has occurred as to the General Partner.

   K.   The General Partner satisfies the Designated Net Worth Standard.

   L. The General Partner has disclosed all material facts related to the Project and all material transactions in connection with the Project to the Investor Limited Partner.

   M. To the Best Knowledge of the General Partner, on the Certificate of Occupancy Date the Project will have no material design, maintenance or construction defects.

   N. There are no mechanic's liens recorded against the Project or the Property, and, to the Best Knowledge of the General Partner, no Person has threatened to assert or record any such mechanic's lien.

   O. Other than obligations incurred in the ordinary course of business, as of the date hereof, the Partnership has no material outstanding obligations except for the Mortgage, the Mortgage Loan, the Development Agreement, the Architectural Agreement, the Construction Contract, the Management Agreement, the Incentive Management Agreement, and the other material obligations reflected in the Project Documents and this Agreement.

   P. The Partnership, except to the extent that it is protected by insurance and excluding any risk borne by the Lender, bears the sole risk of loss if the Project is destroyed or condemned or there is a diminution in the value of the Project.

   Q. The Partnership has not been notified by a federal, state or municipal agency that it is in Material Violation of any Hazardous Substance Laws and that such Material Violation is continuing, nor to the Best Knowledge of the General Partner does such a Material Violation exist, nor is the General Partner aware of a condition which should, in the exercise of due diligence, cause it to investigate the existence of an environmental condition of such a nature as described above. As used in this section, the term "Material Violation" means any violation of a Hazardous Substance Law (1) which jeopardizes or could jeopardize the ability of the Partnership to develop, own, or operate the Project for its intended purposes, and (2) the correction of which will require the Partnership to spend funds beyond those likely to be available to the Partnership for such purpose in the ordinary course of events.

   R. No General Partner, Affiliate of a General Partner or Person for whose conduct any General Partner is or was legally responsible has ever: (A) owned, occupied, or operated a Site or Vessel on which any Hazardous Material was or is stored (except if such storage was or is at all times in substantial compliance with all laws, ordinances and regulations pertaining thereto); (B) caused or was legally responsible for any release or threat of release of any Hazardous Material; or (C) received notification from any federal, state or other Governmental Authority of (x) any potential, known, or threat of release of any Hazardous Material from the Project or any other Site or Vessel owned, occupied, or operated either by any General Partner, Affiliate of a General Partner, or other Person for whose liability any General Partner, Affiliate or other Person is or was legally responsible which may result in a lien on the Project; or
(y) the incurrence of any expense or loss by any such Governmental Authority or by any other Person in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from the Project or any such Site.

   S. To the Best Knowledge of the General Partner, and except as described in Comprehensive Environment Report and the Phase I environmental survey for the Project, true and accurate copies of which have been furnished to the Investor Limited Partner, no Hazardous Material was ever or is now stored on (except to the extent any such storage was at all times in substantial compliance with all laws, ordinances, and regulations pertaining thereto), transported, or disposed of on the Property.

   T. The Partnership has no employees other than those working at the Project and shall have no others.

   U. As of the Admission Date, all accounts of the Partnership required to be maintained under the terms of the Project Documents, including, without limitation, any Partnership Reserves, are currently funded to levels required by any Governmental Authority with jurisdiction over the Partnership or the Project.

   Section 7.12    Indemnification

   A. In the event that the General Partner breaches any of its representations, warranties or covenants contained in Section 7.11 above, the General Partner shall indemnify and hold the Investor Limited Partner harmless from and against any and all Adverse Consequences which the Investor Limited Partner suffers or incurs, or to which the Investor Limited Partner becomes subject, resulting from, arising out of, relating to, in the nature of or caused by such breach, provided, however, that the General Partner shall not have any obligation to indemnify the Investor Limited Partner from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach of any such representations, warranties, or covenants unless and until the Investor Limited Partner has suffered aggregate losses by reason of all such breaches in excess of Twenty Five Thousand and No/100 ($25,000.00) Dollars, at which point the General Partner shall be obligated to indemnify the Investor Limited Partner from and against all such aggregate losses (including losses relating back to the first dollar of loss).

   B. If any third party shall notify the Investor Limited Partner with respect to any matter which may give rise to a claim for indemnification against any General Partner under this Section 7.12, the Investor Limited Partner shall notify the General Partner thereof promptly; provided, however, that no delay on the part of the Investor Limited Partner in notifying the General Partner shall relieve the General Partner from any liability or obligation hereunder unless (and then solely to the extent) the General Partner thereby is damaged. In the event that the General Partner notifies the Investor Limited Partner within fifteen (15) days after the Investor Limited Partner has given notice of the matter that the General Partner is assuming the defense thereof, (i) the General Partner will defend the Investor Limited Partner against the matter with counsel of its choice reasonably satisfactory to the Investor Limited Partner, (ii) the Investor Limited Partner may retain separate co-counsel at its sole cost and expense (except that the General Partner will be responsible for the fees and expenses of the separate co-counsel to the extent that the Investor Limited Partner concludes reasonably that the counsel the General Partner has selected has a conflict of interest), (iii) the General Partner will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the Consent of the Investor Limited Partner, which shall not be unreasonably withheld or delayed, and (iv) the General Partner will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Investor Limited Partner from all liability with respect thereto, without the Consent of the Investor Limited Partner, which shall not be unreasonably withheld or delayed. In the event that the General Partner does not notify the Investor Limited Partner within fifteen (15) days after the Investor Limited Partner has given notice of the matter that the General Partner is assuming the defense thereof, however, the Investor Limited Partner may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem to be appropriate.


                    SECTION 8:  REMOVAL OF THE GENERAL PARTNER

   Section 8.1 General

   In addition to any other rights granted to the Investor Limited Partner hereunder, the Special Limited Partner shall have the right to remove and replace the General Partner in accordance with the provisions of Section 8.3 if a Material Default occurs.

   Section 8.2 Sole Recourse

   Except as otherwise provided in Section 7.12, the removal of the General Partner in accordance with the provisions of Section 8.3 shall be the sole recourse of the Special Limited Partner in the event of a Material Default. Any such removal and replacement shall be subject to the applicable provisions of the Project Documents and to the receipt of any Requisite Approvals.

   Section 8.3 Removal of the General Partner

   A. In the event that the Special Limited Partner determines to remove the General Partner pursuant to Section 8.1, the Special Limited Partner shall notify the General Partner in writing, within five (5) days after such determination, of the Material Default that is the cause for the removal of the General Partner. The General Partner shall have thirty (30) days from receipt of the notice to cure the Material Default; provided, however, that if a Material Default, other than a monetary default, cannot be reasonably cured within thirty (30) days, it shall be sufficient if the General Partner commences the cure within thirty (30) days and proceeds to cure diligently thereafter. If the General Partner fails to cure within the specified time period, the Special Limited Partner shall notify the General Partner of the effective date of its removal promptly after the cure period has expired. Each Partner hereby irrevocably appoints the Special Limited Partner (with full power of substitution) as the attorney-in-fact of such Partner for the purpose of executing, acknowledging, swearing to, recording and/or filing any amendment to this Agreement necessary or appropriate to confirm the foregoing.

   B. If the General Partner is removed pursuant to this Section 8.3, the Partnership shall pay to the General Partner an amount equal to the sum of
(i) any fees earned through the date of removal due to the General Partner or its Affiliates under Section 7.5, (ii) an amount equal to the General Partner's positive Capital Account balance, if any, following a deemed sale of the Project and a deemed liquidation of the Partnership (but prior to any deemed distributions upon liquidation), and (iii) the principal balance and any accrued but unpaid interest on any Operating Deficit Loans and Project Cost Loans, minus an amount equal to any loss or damage suffered by the Partnership or the Investor Limited Partner as a result of the Material Default creating the right of the Special Limited Partner to remove the General Partner pursuant to this
Section 8.3.

   C. For purposes of this Section 8.3C, the net proceeds from a deemed sale of the Project shall be equal to the fair market value of the Project plus the fair market value of all other Partnership property, including but not limited to cash and cash equivalents, less (i) a sales commission equal to three (3%) percent of the fair market value of the Project which shall be deemed to be payable to a third party and (ii) the outstanding balance of the Mortgage Loan and any other obligations of the Partnership to third parties.

   D. The fair market value of the Project shall be determined as follows. As soon as practicable and in any event within thirty (30) days following the notice from the Special Limited Partner to the General Partner specified in the penultimate sentence of Section 8.3A above, the General Partner and the Special Limited Partner shall select a mutually acceptable independent MAI appraiser.
In the event the parties are unable to agree upon an appraiser within such thirty (30) day period, the General Partner and the Special Limited Partner shall each select an appraiser. If the difference between the two appraisals is within ten (10%) percent of the lower of the two appraisals, the fair market value shall be the average of the two (2) appraisals. If the difference between the two (2) appraisals is greater than ten (10%) percent of the lower of the two
(2) appraisals, then the two appraisers shall jointly select a third appraiser whose determination of fair market value shall be deemed binding on all parties. If the two (2) appraisers are unable jointly to select a third appraiser, either the General Partner or the Special Limited Partner may, upon written notice to the other, apply to the individual who is, at the time, the most senior in service, active Judge of the United States District Court for the Eastern District of Louisiana for the selection of the third appraiser who shall then participate in such appraisal proceeding, and who shall be selected from a list of names of M.A.I. appraisers submitted by the General Partner and the Special Limited Partner. Each list of names of appraisers shall be submitted within ten
(10) written days after the date on which the appraisal proceeding is invoked, or will be disregarded and the appraiser shall be selected from the list provided. The Partnership shall pay the cost of any appraiser(s) selected pursuant to this Section 8.3D.

   E. In the event of the removal of the General Partner pursuant to the provisions of this Section 8.3, any amounts due to the General Partner pursuant to the provisions of Section 8.3B above shall be payable from Cash Flow prior to any other distributions or payments to the Partners under Section 6 hereof. The obligation of the Partnership to make such payments shall be evidenced by a recourse non-interest bearing promissory note issued by the Partnership and secured by a security interest in the Partnership Interest(s) of the continuing General Partner(s) and the Investor Limited Partner.

   F. Upon the removal of the General Partner, the General Partner shall be relieved of all of its future obligations to the Partnership, and the Partnership shall provide the removed General Partner with a written release confirming such release.

   G.   In the event that the General Partner is removed pursuant to this
Section 8.3, then the Special Limited Partner may designate a Person or Persons to become the successor General Partner or Partners replacing the removed General Partner, with the approval of any Person required under the Project Documents and provided that any such successor General Partner or Partners shall agree to be bound by the Project Documents, and any other documents required in connection therewith and by the provisions of this Agreement, to the same extent and on the same terms as any other General Partner(s).


         SECTION 9:  BOOKS AND REPORTING, ACCOUNTING, TAX ELECTIONS, ETC.

   Section 9.1 Books and Reporting

   A. The General Partner shall keep or cause to be kept for the term of the Partnership a complete and accurate set of books and supporting documentation of transactions with respect to the conduct of the Partnership's business. The books of the Partnership shall be kept on the accrual basis and shall at all times be maintained at the principal office of the Partnership. Each of the Partners and its duly authorized representatives shall have the right to examine the books of the Partnership and all other records and information concerning the operation of the Project, from time to time without prior notice during regular business hours provided that such examination shall not unreasonably disrupt or interfere with the Partnership's business or operations.

   B. The books of the Partnership shall be examined in accordance with generally accepted auditing standards annually as of the end of each Fiscal Year of the Partnership by the Accountants. The General Partner shall determine and prepare a balance sheet as of the end of each such Fiscal Year and statements of income, partners' equity and changes in financial position for such Fiscal Year. Said balance sheet and statements shall be accompanied by the opinion of the Accountants that said balance sheet and statements have been prepared in accordance with generally accepted accounting principles applied consistently with prior periods, identifying any matters to which the Accountants take exception and stating, to the extent practicable, the effect of each such exception on such financial statements. As a note to such financial statements, the General Partner shall prepare (or shall cause to have prepared) a schedule of all loans to the Partnership, setting forth the section of this Agreement under which such debt was incurred and the purpose for which such loan was applied by the Partnership and such schedule will be reviewed by the Accountants. Such schedule shall demonstrate that loans have been made, used, carried on the books of the Partnership (and repaid, if applicable) in accordance with the provisions of this Agreement. In addition, after the first Fiscal Year in which the Accountants examine the financial statements of the Partnership after the Completion Date, the depreciation schedule for that Fiscal Year and all future Fiscal Years, together with the depreciation worksheet, shall be prepared by the General Partner or its designee, reviewed by the Accountants and furnished to the Investor Limited Partner. The General Partner shall, promptly upon receipt of such balance sheet and statements and in any event within sixty (60) days after the end of each Fiscal Year, transmit to the Investor Limited Partner a copy thereof.

   C. The Accountants also shall review and sign the federal and state income tax returns of the Partnership. The General Partner or its designee shall complete the books of the Partnership in such time as will allow the Accountants to complete such tax returns within ninety (90) days after the end of such Fiscal Year. The General Partner shall cause such tax returns to be filed within such time periods and shall immediately upon the filing thereof transmit to the Investor Limited Partner a copy of the complete federal Partnership tax return (i.e., Form 1065 and all accompanying schedules, including Form K-l) and all state income tax returns. In the event that any such items will not be delivered within the time limits set forth herein, the General Partner shall immediately notify the Investor Limited Partner, and shall furnish it with copies of any extensions.

   D. The reports and estimates described in this Section 9.1 shall clearly indicate the methods under which they were prepared and shall be made at the expense of the Partnership.

   E. An annual pro forma operating budget shall be prepared by the General Partner and furnished to the Investor Limited Partner within ninety (90) days after the beginning of each Fiscal Year. In addition, the General Partner shall prepare and furnish to the Investor Limited Partner an estimate of the Profits and Losses of the Partnership for Federal tax purposes for the current Fiscal Year not later than September 30 of each year.

   F. The General Partner shall send to the Investor Limited Partner no later than forty-five (45) days following the close of each calendar quarter a financial report providing the following information (which need not be audited): (i) a balance sheet as at the end of such quarter; and (ii) a statement of income for such quarter.

   G. The General Partner may from time to time change the Accountants for the Partnership to another firm of certified independent accountants; provided, however, that unless (i) the proposed new Accountants are a firm of nationally recognized standing, and (ii) prior to any such change the General Partner shall have delivered to the Investor Limited Partner a certificate to the effect that such change has not been brought about as a result of any dispute over Partnership accounting practices and procedures, such change in Accountants shall require the Consent of the Investor Limited Partner, which Consent shall not be unreasonably withheld or delayed.

   Section 9.2 Bank Accounts

   The bank accounts of the Partnership shall be maintained in such banking institutions authorized to do business in the State or, subject to any Requisite Approvals, such other states as the General Partner shall determine, except that the bank account for the Operating Reserve and all Reserves required by the Building Loan Agreement shall be maintained at First National Bank of Commerce, and withdrawals shall be made on such signature or signatures as the General Partners shall determine, with the Consent of the Investor Limited Partner. The Partnership's funds shall not be commingled with the funds of any other Person and shall not be used except for the business of the Partnership. All deposits (including security deposits and other funds required by any Lender to be placed in escrow and other funds not needed in the operation of the Partnership's business) shall be deposited, to the extent permitted under the Project Documents, in interest-bearing accounts or invested in obligations of or guaranteed by the United States, any state thereof, or any agency, municipality or other political subdivision of any of the foregoing, commercial paper (investment grade), certificates of deposit and time deposits in commercial banks with unencumbered capital and surplus in excess of $50,000,000 and in mutual (money market) funds investing in any or all of the foregoing; provided, however, that any funds required to be placed in escrow by any Lender shall be controlled by such Lender and the General Partner shall not be permitted to make any withdrawal from such funds without the express written consent of such Lender to the extent required.

   Section 9.3 Tax Elections

   Subject to the provisions of Section 9.4, all elections required or permitted to be made by the Partnership under the Code shall be made by the General Partner in such manner as it considers to be most advantageous to the Investor Limited Partner.

   Section 9.4 Special Adjustments

   A. In the event of a Transfer of all or any part of the Partnership Interest of any Partner, the Partnership shall elect, pursuant to Section 754 of the Code (or corresponding provisions of succeeding law) to adjust the basis of Partnership assets. Any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Partner. Each Partner will furnish the Partnership with all information necessary to give effect to such election.

   B. If, as a result of an adjustment made by the IRS and accepted by the Partnership any item shall be capitalized, then the depreciation or cost recovery for the amount so capitalized shall be appropriately allocated, as determined by the Accountants, to those Partners affected by the adjustment.

   Section 9.5 Fiscal Year

   The Fiscal Year of the Partnership shall be the calendar year, or such other year as may be required by the Code.


SECTION 10:  WITHDRAWAL OF A GENERAL PARTNER;
NEW GENERAL PARTNERS

   Section 10.1    Voluntary Withdrawal

   A. The General Partner shall not have the right to withdraw voluntarily from the Partnership or otherwise to Transfer all or a portion of its Partnership Interest without the Consent of the Investor Limited Partner.

   B. Notwithstanding the foregoing, a General Partner may at any time propose to the Investor Limited Partner a Person to serve as his or its successor, or if at such time there be more than one General Partner, to serve as a successor to one or more of the General Partners desiring to withdraw. If the Consent of the Investor Limited Partner is obtained, and all Requisite Approvals are obtained to such withdrawal and the admission of such successor, all Partners hereby agree that this Agreement shall be appropriately amended to effect such withdrawal and admission.

   Section 10.2    Obligation to Continue

   In the event of the occurrence of a Terminating Event with respect to any General Partner, the remaining General Partners, if any, and any successor General Partner, shall have the obligation to elect to continue the business of the Partnership employing its assets and name, all as contemplated by the laws of the State. Within ten (10) days after the occurrence of such Terminating Event, the remaining General Partners, if any, shall notify the Investor Limited Partner and the Special Limited Partner thereof.

   Section 10.3    Successor General Partner

   A.   Upon the occurrence of any Terminating Event referred to in
Section 10.2, the remaining General Partners may (but are not required to) designate a Person to become a successor General Partner to the General Partner as to whom such event shall have occurred. Any Person so designated, subject to the Consent of the Investor Limited Partner (and, if required by the Act or any other applicable law, the consent of any other Partner so required), shall become a successor General Partner upon its written agreement to be bound by the Project Documents and by the provisions of this Agreement.

   B. If any Terminating Event referred to in Section 10.2 shall occur at a time when there is no remaining General Partner and no successor becomes a successor General Partner pursuant to the preceding provisions of this Section 10.3, then the Investor Limited Partner shall have the right to designate a Person to become a successor General Partner upon his or its written agreement to be bound by the Project Documents and by the provisions of this Agreement.

   C. If the Investor Limited Partner elects to reconstitute the Partnership pursuant to this Section 10.3 and admit a successor General Partner pursuant to this Section 10.3, the relationship of the parties in the reconstituted Partnership shall be governed by this Agreement.

   Section 10.4    Interest of Predecessor General Partner

   A. Except as provided in Section 10.3, no assignee or transferee of all or any part of the Partnership Interest of a General Partner shall have any automatic right to become a General Partner. Upon the designation of a successor General Partner (if any) pursuant to Section 10.3, such Partner shall have the option to acquire the predecessor General Partner's Partnership Interest by paying to such General Partner or its representatives the fair market value of such Partnership Interest (provided that if the predecessor General Partner is in violation of any of the covenants or undertakings contained in this Agreement, or has violated any representation or warranty contained herein, the designated successor General Partner may pay such amount into escrow until such violation has been corrected). Any dispute as to such fair market value or as to the final disposition of such amount shall be settled by Arbitration.

   B. If no successor General Partner is designated or if the designated successor General Partner of the predecessor General Partner does not desire to purchase the Partnership Interest of the predecessor General Partner, such Partnership Interest of the predecessor General Partner shall be deemed to be that of a Special Class Limited Partner and the holder thereof shall be entitled only to such rights as the assignee of a Limited Partnership Interest may have as such under the provisions of Section 11.4 hereof, the Act and other applicable laws of the State.

   C. Upon the occurrence of a Terminating Event as to any General Partner, such General Partner (the "Retired General Partner") shall be deemed to have automatically Transferred to the remaining General Partners, in proportion to their respective General Partnership interests, or, if there shall be no remaining General Partners, then to the Partnership for the benefit of the remaining Partners, all or such portion of the General Partnership Interest of such Retired General Partner which, when aggregated with the existing General Partnership Interests of all such remaining General Partners, if any, will be sufficient to assure such remaining General Partners and any successor General Partner a one (1%) percent interest in all Profits, Losses, Tax Credits and Distributions of the Partnership under Section 6 hereof. No documentation shall be necessary to effectuate such Transfer, which shall be automatic. That portion of the General Partnership Interest of the Retired General Partner which shall not have been Transferred pursuant to this Section 10.4C shall be retained by such Retired General Partner (or pass to legal representatives of a deceased General Partner) who or which shall have the status of a Special Class Limited Partner, with the right to receive that share of the Profits, Losses, Tax Credits, and Distributions of the Partnership to which the Retired General Partner as such, would have been entitled had such Terminating Event not occurred, reduced to the extent of the General Partnership Interest transferred hereunder, but such Retired General Partner (or his legal representatives in the case of a deceased General Partner) shall not be considered to be a Limited Partner for the purpose of sharing the benefits allocated to the Limited Partners under Section 6 hereof and shall not participate in the votes or consents of the Limited Partners hereunder. No consideration shall be paid to such Retired General Partner by the remaining General Partners or the Partnership in the event of a Transfer pursuant to this Section 10.4C.

   D. For the purposes of Section 6 hereof, the effective date of the Transfer pursuant to the provisions of Section 10.4C of the Partnership Interest of a Retired General Partner shall be deemed to be the date on which such Terminating Event occurs.

   E. Anything herein contained to the contrary notwithstanding, any General Partner who withdraws voluntarily in violation of Section 10.1 shall remain liable for all of its obligations under this Agreement, for its obligations under the Project Documents, for all its other obligations and liabilities hereunder incurred or accrued prior to the date of its withdrawal and for any loss or damage which the Partnership or any of its Partners may incur as a result of such withdrawal, except for any loss or damage attributable to the activities of the remaining and/or successor General Partners subsequent to such withdrawal.

   F. The estate (which term, for purposes of this Section 10.4F, shall include the heirs, distributees, estate, executors, administrators, guardian, committee, trustee or other personal representative) of a General Partner who is a natural person as to whom a Terminating Event has occurred shall be and remain liable for all his liabilities and obligations hereunder, except as provided in this Section 10.4F. In the event of the death, insanity or incompetency of a General Partner who is a natural person, his estate shall remain liable for all his obligations and liabilities hereunder incurred or accrued prior to the date of such event, and for any damages arising out of any breach of this Agreement by him, but his estate shall not have any obligation or liability on account of the business of the Partnership or the activities of the other General Partners after his death, insanity or incompetency unless it elects to become a General Partner pursuant to Section 10.3A.

   Section 10.5    Designation of New General Partners

   A. The General Partner may, with the written consent of all Partners, at any time designate one or more new General Partners with such General Partnership Interest(s) as the General Partner may specify.

   B. Any new General Partner shall, as a condition to its admission to the Partnership and of receiving any interest in Partnership Property, agree to comply with the terms of the Project Documents and by the provisions of this Agreement to the same extent and on the same terms as any other General Partner.

   Section 10.6    Amendment of Agreement; Approval of Certain Events

   A. Upon the admission of a new General Partner, pursuant to the preceding provisions of this Section 10, the Schedule shall be amended to reflect such admission and an amendment to the Agreement, also reflecting such admission, shall be filed in the manner and to the extent required by the Act.

   B. Each Partner hereby consents to and authorizes any admission or substitution of a General Partner or any other transaction, including, without limitation, the continuation of the Partnership business, which has been authorized by the requisite percentage of Partners under the provisions of this Agreement, subject to the provisions of Section 10.7, and hereby ratifies and confirms each amendment of this Agreement necessary or appropriate to give effect to any such transaction.

   Section 10.7    Admission of a General Partner

   Notwithstanding any other provisions of this Agreement, no Person shall be admitted as an additional or successor General Partner without the written approval of all Partners unless prior to consummation of such transaction the Limited Partners shall have received an opinion of Special Counsel to the effect that the consummation of such transaction will not cause (i) the Partnership to be treated as an "association" for Federal income tax purposes, or (ii) the Limited Partners to be deemed to be taking part in the control of the business of the Partnership within the meaning of the Act.


              SECTION 11:  TRANSFER OF LIMITED PARTNERSHIP INTERESTS

   Section 11.1    Right to Assign

   A. Except by operation of law, no Limited Partner shall have the right to Transfer its Partnership Interest, or any other interest which it has in the capital, assets or property of the Partnership, or to enter into any agreement as a result of which any Person shall become interested with it in the Partnership, without the written consent of the General Partner, which may be given or withheld in the sole discretion of the General Partner for any reason or for no reason whatsoever.

   B. Notwithstanding the provisions of Section 11.1A, the Investor Limited Partner may at any time designate an Affiliate of the Investor Limited Partner, or a partnership in which an Affiliate of the Investor Limited Partner serves as a General Partner, to replace the Investor Limited Partner of the Partnership, in which case the Investor Limited Partner shall automatically assign its interest to such Entity and withdraw from the Partnership, and such Entity will be admitted to the Partnership as the substitute Investor Limited Partner.

   Section 11.2    Restrictions

   A. No Transfer of the Limited Partnership Interest of any Person shall be made if such Transfer would violate the provisions of Section 13.1.

   B. In no event shall all or any part of a Limited Partnership Interest be Transferred to a minor or to an incompetent.

   C. The General Partner may require as a condition to any Transfer of a Limited Partnership Interest, that the assignor or assignee (i) assume all costs incurred by the Partnership in connection therewith, and (ii) furnish it with an opinion of counsel satisfactory to counsel to the Partnership that such Transfer complies with applicable Federal and state securities laws.

   D. Any Transfer in contravention of any of the provisions of Section 11.1 or this Section 11.2 shall be void and ineffectual and shall not bind, or be recognized by, the Partnership.

   Section 11.3    Substitute Limited Partners

   A. Except as provided in Section 11.1B above, no Limited Partner shall have the right to substitute an Assignee as a Limited Partner in its place. The General Partner, however, may in its exclusive discretion permit any such Assignee to become a Substitute Limited Partner and any such permission by the General Partner shall be binding and conclusive without the consent or approval of any other Person. Any Substitute Limited Partner shall, as a condition of receiving any interest in the Partnership, agree to be bound (to the same extent as its assignor was bound) by the Project Documents and by the provisions of this Agreement.

   B. Upon the admission of a Substitute Limited Partner, the Schedule shall be amended to reflect the name and address of such Substitute Limited Partner and to eliminate the name and address of its assignor, and an amendment to the Agreement reflecting such admission shall be filed, if required by the Act, in accordance with the applicable provisions of the Act. Each Substitute Limited Partner shall execute such instrument or instruments as shall be required by the General Partner to signify such Substitute Limited Partner's agreement to be bound by all the provisions of this Agreement.

   Section 11.4    Assignees

   A. In the event of the death or incapacity of any Limited Partner who is a natural person, his legal representatives shall have such rights as are afforded them by the Act. The death of a Limited Partner shall not dissolve the Partnership.

   B. An Assignee of a Limited Partner who does not become a Substitute Limited Partner in accordance with Section 11.3 shall, if such assignment is in compliance with the terms of this Agreement, have the right to receive the same share of Profits, Losses, Tax Credits and Distributions of the Partnership to which the assigning Limited Partner would have been entitled if no such assignment had been made by such Limited Partner but, except as otherwise required under the Act, shall have no other rights granted to the Limited Partners under this Agreement.

   C. Any Limited Partner who shall assign all of its Limited Partnership Interest shall cease to be a Limited Partner of the Partnership, and shall no longer have any rights or privileges or obligations of a Limited Partner except that, unless and until the Assignee of such Limited Partner is admitted to the Partnership as a Substitute Limited Partner in accordance with Section 11.3, said assigning Limited Partner shall retain the statutory rights and be subject to the statutory obligations of an assignor limited partner under the Act as well as the obligation to make the Capital Contributions attributable to the Limited Partnership Interest in question, if any portion thereof remains unpaid.

   D. In the event of any assignment of a Limited Partnership Interest, there shall be filed with the Partnership a duly executed and acknowledged counterpart of the instrument making such assignment; such instrument must evidence the written acceptance of the Assignee to all the terms and provisions of this Agreement; and if such an instrument is not so filed, the Partnership need not recognize any such assignment for any purpose.

   E. An Assignee of a Limited Partnership Interest who does not become a Substitute Limited Partner as provided in Section 11.3 and who desires to make a further assignment of its Limited Partnership Interest shall be subject to the provisions of this Section 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Limited Partnership Interest.


                        SECTION 12:  MANAGEMENT AGREEMENT

   Section 12.1    General

   The General Partner shall engage the Manager to manage the Project pursuant to the Management Agreement. The Manager shall receive a Management Fee of those amounts payable from time to time by the Partnership to the Manager for management services in accordance with a reasonable and competitive fee arrangement. The initial Manager shall be HRI Management Corporation. From and after the Admission Date, the Partnership shall not enter into any Management Agreement or modify or extend any Management Agreement unless the General Partner shall have obtained the prior written consent of the Special Limited Partner to the identity of the Manager.

   Section 12.2    Management Fee

   Should the General Partner or an Affiliate thereof perform property management services for the Partnership, property management, rent-up or leasing fees shall be paid the General Partner or such Affiliate only for services actually rendered and shall be in an amount not to exceed four and one-half (4.5%) percent of Gross Revenues.

   Section 12.3    Removal and Replacement

   If (i) the Manager is a General Partner or an Affiliate of a General Partner, and (a) the Project shall be subject to a substantial building code violation which shall not have been cured within six (6) months after notice from a Governmental Authority or (b) an Operating Deficit has occurred for any twelve (12) consecutive month period, or (ii) the Manager shall commit willful misconduct or gross negligence in its conduct of its duties and obligations under the Management Agreement, then, upon request by the Special Limited Partner, the General Partner shall cause the Partnership to terminate the Management Agreement with the Manager and appoint a new Manager.


                         SECTION 13:  GENERAL PROVISIONS

   Section 13.1    Restrictions on Transfer

   A. No Transfer of any Partnership Interest may be made except in compliance with the Regulations. The General Partner may require as a condition of any transfer of such Partnership Interest that the transferor furnish an opinion of counsel reasonably satisfactory to the General Partner that the proposed transfer will comply with applicable Federal and state securities laws.

   B.   Any Transfer in contravention of any of the provisions of this
Section 13.1 shall be void and ineffective, and shall not bind or be recognized by the Partnership.

   Section 13.2    Notices

   Except as otherwise specifically provided herein, all notices, demands or other communications hereunder shall be in writing and shall be deemed to have been given when the same are (i) deposited in the United States mail and sent by certified or registered mail, postage prepaid, (ii) delivered to a nationally recognized overnight delivery service, (iii) sent by telecopier or other facsimile transmission, answerback requested, or (iv) delivered personally, in each case, to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the Partnership:

        (a) If to the Partnership, at the principal office of the Partnership set forth in Section 2.

        (b) If to a Partner, at his address set forth in the Schedule, with copies to John P. Simon, Esq., Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, and Gary J. Elkins, Esq., Elkins & Associates, A Professional Law Corporation, Place St. Charles, Suite 3700, 201 St. Charles Avenue, New Orleans, Louisiana 70170.

   Section 13.3    Word Meanings

   The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Any references to "Sections" or "Articles" are to Sections or Articles of this Agreement, unless reference is expressly made to a different document.

   Section 13.4    Binding Provisions

   The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assignees of the respective parties hereto, except in each case as expressly provided to the contrary in this Agreement.

   Section 13.5    Applicable Law

   This Agreement shall be construed and enforced in accordance with the internal laws of the State.

   Section 13.6    Counterparts

   This Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the original or the same counterpart, except that no counterpart shall be binding unless signed by the General Partner.

   Section 13.7    Paragraph Titles

   Paragraph titles and any table of contents herein are for descriptive purposes only, and shall not control or alter the meaning of this Agreement as set forth in the text.

   Section 13.8    Separability of Provisions

   Each provision of this Agreement shall be considered separable and (a) if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, or (b) if for any reason any provision or provisions herein would cause the Limited Partners to be bound by the obligations of the Partnership under the laws of the State as the same may now or hereafter exist, such provision or provisions shall be deemed void and of no effect.

   Section 13.9    Effective Date of Admission

   Subject to the provisions of Section 6.5K, the Investor Limited Partner shall be deemed to have been admitted as of the first day of the calendar month in which the Admission Date occurs, for all purposes of this Agreement, including the allocation of Profits, Losses and Tax Credits under Section 6 hereof.

   Section 13.10   Amendment Procedure

   A. This Agreement may be amended by the General Partner with the Consent of the Investor Limited Partner and the prior written consent of the Special Limited Partner.

   B. Notwithstanding any agreement to the contrary contained in this Agreement, no amendment will be made to this Agreement which will affect the rights of any Lender or the Agency under the terms of the Project Documents, or any other agreement between any Lender and/or the Agency and the Partnership, without the prior written approval of the Lender and/or the Agency, as the case may be.

   Section 13.11   Consent of Partners

   Each Partner, by signing this Agreement, has signified its consent to the specific consent provisions set forth herein. However, whenever the applicable laws of the State require a higher percentage of consent than those specified in this Agreement, and if the consent evidenced by the signing of this Agreement is insufficient under the laws of the State to satisfy such requirement, such higher percentage of consent shall be obtained.


   IN WITNESS WHEREOF, each of the Partners has executed this Agreement as of the date first written above.


GENERAL PARTNER:                       HISTORIC RESTORATION,
                                          INCORPORATED


                                           /s/ Pres Kabacoff
                                       By: -----------------------------
                                           Pres Kabacoff
                                           Its:  President


INVESTOR LIMITED PARTNER:              API-COTTON MILL PARTNERS L.P.
                                       By: AmerUs Management, Inc.
                                           Its:  General Partner

                                                 /s/  Gene Harris
                                           By:   ---------------------------
                                                    Sr. Vice President
                                              Its:  ------------------------

SPECIAL LIMITED PARTNER:               AMERUS MANAGEMENT, INC.


                                              /s/ Gene Harris
                                       By: ------------------------------
                                                 Sr. Vice President
                                           Its:  ---------------------------


WITHDRAWING LIMITED PARTNER:
                                       /s/ A. Thomas Leonard, Jr.
                                       ---------------------------------------
                                       A. THOMAS LEONHARD, JR.

                                  ACKNOWLEDGMENT


STATE OF LOUISIANA

PARISH OF ORLEANS

      On this 30th day of September, 1996, before me appeared Pres Kabacoff, to me personally known, who, being by me duly sworn, did say that he is the President of Historic Restoration, Incorporated, a Louisiana corporation, that the foregoing instrument was signed and sealed in behalf of the corporation by authority of its Board of Directors, that M. Pres Kabacoff acknowledged the instrument to be the free act and deed of the corporation, and that the corporation has no corporate seal.






                       ------------------------------------
                                  NOTARY PUBLIC

                                  ACKNOWLEDGMENT


STATE OF IOWA

COUNTY/PARISH OF POLK


      On this 30th day of September, 1996, before me appeared Gene Harris, to me personally known, who, being by me duly sworn, did say that he is the Sr. Vice President of AmerUs Properties, Inc., an Iowa corporation, the General Partner of API-Cotton Mill Partners L.P., that the foregoing instrument was signed and sealed in behalf of the corporation by authority of its Board of Directors, that Gene Harris acknowledged the instrument to be the free act and deed of the corporation, and that the corporation has no corporate seal.






                         -------------------------------
                                  NOTARY PUBLIC

                                  ACKNOWLEDGMENT


STATE OF IOWA

COUNTY/PARISH OF POLK

      On this 30th day of September, 1996, before me appeared Gene Harris, to me personally known, who, being by me duly sworn, did say that he is the Vice President of AmerUs Management, Inc., that the foregoing instrument was signed and sealed in behalf of the corporation by authority of its Board of Directors, that ----------------- acknowledged the instrument to be the free act and deed of the corporation, and that the corporation has no corporate seal.






                         --------------------------------
                                  NOTARY PUBLIC

                                  ACKNOWLEDGMENT


STATE OF LOUISIANA

PARISH OF ORLEANS

     On this 30th day of September, 1996, before me appeared A. Thomas Leonhard, Jr., to me personally known, who, being by me duly sworn, did say that he is the Withdrawing Limited Partner of Cotton Mill Limited Partnership, a Louisiana limited partnership, that the foregoing instrument was signed and sealed in behalf of the partnership, and that A. Thomas Leonhard, Jr., acknowledged the instrument to be the free act and deed of the partnership.






                           ----------------------------
                                  NOTARY PUBLIC